Exhibit 2.1

***Certain identified information has been omitted from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Registrant if publicly disclosed. Such omitted information is indicated by brackets (“[...***...]”) in this exhibit.***

ASSET PURCHASE AGREEMENT

by and between

ORGANOVO HOLDINGS, INC.,

ORGANOVO, INC.,
solely for purposes of Sections 2.5 and 2.6 and Article XI

and

ELI LILLY AND COMPANY

dated as of

February 23, 2025

i

ii

Exhibits

Exhibit A	–	Certain Retained Assets

Exhibit B	–	Escrow Agreement

Exhibit C	–	Bill of Sale

Exhibit D	–	Assignment and Assumption Agreement

Exhibit E	–	Transition Services Agreement

iii

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement, dated as of February 23, 2025 (this “Agreement”), is made by and between Organovo Holdings, Inc., a Delaware corporation (“Seller”), Organovo, Inc., a Delaware corporation and wholly-owned subsidiary of Seller (“Sub”) (solely for purposes of Sections 2.5 and 2.6 and Article XI), and Eli Lilly and Company, an Indiana corporation (“Buyer”).

RECITALS

WHEREAS, Seller desires to sell, transfer, assign and convey to Buyer, and Buyer shall purchase, acquire and assume from Seller, all of the Acquired Assets and the Assumed Liabilities (each as defined below) in connection with the Platform (as defined below) pursuant to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I
DEFINITIONS AND USAGE

Section 1.1. Definitions.

For purposes of this Agreement, the following capitalized terms and variations thereof have the meanings specified or referred to in this Section 1.1:

“2023 Closing Date” means the Closing Date defined in the 2023 Purchase Agreement.

“2023 Purchase Agreement” means that certain Asset Purchase Agreement, dated as of March 10, 2023, by and between Sub and Metacrine, Inc.

“Accountant” has the meaning set forth in Section 2.8.

“Acquired Assets” has the meaning set forth in Section 2.1.

“Acquired Contracts” has the meaning set forth in Section 2.1(a).

“Acquired Intellectual Property” means (a) the Acquired Know-How, and (b) any other Intellectual Property that is owned or purported to be owned by Seller or any of its Affiliates (i) that was acquired by Seller or its Affiliates pursuant to the 2023 Purchase Agreement (the “Base Platform IP”) or (ii) that is an improvement or modification to the Base Platform IP, but excluding, in all cases, Trademarks.

“Acquired Know-How” means the Know-How that is owned or purported to be owned by Seller or any of its Affiliates (i) that was acquired by Seller or its Affiliates pursuant to the 2023 Purchase Agreement (the “Base Platform Know-How”), or (ii) that is an improvement or modification to the Base Platform Know-How.

“Acquired Permits” has the meaning set forth in Section 2.1(c).

“Active Development” means that Buyer, its Affiliates and/or its licensees have, within the […***…], engaged in one or more of the following activities with respect to the Platform, FXR314, or another compound derived from the Platform during the period from the Closing Date until the earliest of: (a) the date on which the first Milestone event set forth in Annex A occurs, (b) the date of a Justified Cessation, and (c) the date that is […***…] years after the Closing Date (the “Diligence Period”): pre-clinical research and development; formulation development; study/protocol design activity; protocol preparation; vendor selection; awaiting protocol approval from the applicable institutional review board and/or regulatory authority; patient recruitment; patient enrollment; patient treatment, evaluation and monitoring in clinical trials; data collection and analysis; auditing of vendors, clinical sites, manufacturing facilities and storage facilities; report writing for any pre-clinical and/or clinical study and/or manufacturing activity; communicating and/or negotiating with regulatory authorities; regulatory file(s) being drafted and/or pending (including preparation of one or more applications for regulatory approval with respect to FXR314 or another compound derived from the Platform); awaiting a response from the applicable regulatory authorities (including with respect to pending applications for regulatory approvals); pricing and/or reimbursement approvals pending; manufacturing investment work; packaging development; manufacturing scale-up and validation; awaiting go/no go decision from a formal research and development committee within Buyer or such Affiliate or licensee to initiate and/or continue any of the preceding activities; negotiating contracts with third parties to implement any of the foregoing activities (e.g., clinical trial agreements, services agreements, manufacturing and supply agreements); publication writing; seeking licensing partners; endeavoring to overcome circumstances outside of Buyer’s, its Affiliates’ or licensees’ control (including supply, regulatory, safety and other issues) that impair the ability of Buyer, its Affiliates and/or its licensees to perform any of the foregoing activities; reasonable, good faith planning and/or preparation for any of the foregoing activities; and reasonable, good faith evaluation of the results of any of the foregoing activities with the goal of making a timely recommendation for next steps.

“Affiliate” means with respect to any Person, any other Person who, at the relevant time (whether as of the date of this Agreement or thereafter), directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. As used in this definition of Affiliate, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, including the ability to elect the members of the board of directors or other governing body of such Person, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Affiliated Group” means any affiliated group within the meaning of Section 1504 of the Code or any comparable or analogous group under applicable Law.

“Agreement” has the meaning set forth in the Preamble.

“Asset Acquisition Statement” has the meaning set forth in Section 2.8.

“Assignment and Assumption Agreement” has the meaning set forth in Section 2.7(a)(ii).

“Assumed Liabilities” has the meaning set forth in Section 2.2(a).

“Bill of Sale” has the meaning set forth in Section 2.7(a)(i).

“Business Day” means any day other than a Saturday, Sunday or day on which banks are required or authorized to be closed in New York, New York, Indianapolis, Indiana or San Diego, California.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Indemnifiable Claims” has the meaning set forth in Section 10.2(a).

“Buyer Indemnified Party” has the meaning set forth in Section 10.2(a).

“Cessation of Activity” has the meaning set forth in Section 2.6(f).

“Claim Notice” has the meaning set forth in Section 10.3(a).

“Claimed Amount” has the meaning set forth in Section 10.3(a).

“Closing” has the meaning set forth in Section 2.4.

“Closing Date” has the meaning set forth in Section 2.4.

“Closing Payment” has the meaning set forth in Section 2.5(a).

“Code” means the Internal Revenue Code of 1986, as amended. All citations to the Code, or the Treasury Regulations promulgated thereunder, shall include all amendments thereto and any substitute and successor provisions.

“Competing Product” means a product or compound (including any research, development, manufacture, production, distribution, sale, license or other economic exploitation thereof or of any Intellectual Property related thereto) which is an FXR agonist, but not including the Bioprinting Technology.

“Competitive Business” has the meaning set forth in Section 8.1(a).

“Confidential Information” has the meaning set forth in Section 11.4.

“Confidentiality Agreement” means, collectively, that certain confidentiality agreement dated May 21, 2024 by and between Buyer and Seller, and any addenda or amendments thereto.

“Confirmatory Notice” has the meaning set forth in Section 10.3(b).

“Consent” means any authorization, consent, waiver, approval, permission or exemption by any Person.

“Contemplated Transactions” has the meaning set forth in Section 2.4.

“Contracts” has the meaning set forth in Section 3.6(a).

“Controlling Party” has the meaning set forth in Section 10.3(d)(ii).

“Copyrights” means any copyrights and all database and design rights, whether or not registered or published, all registrations and recordations thereof and all applications in connection therewith, along with all reversions, extensions and renewals thereof.

“Damages” means, without duplication, any and all losses, Liabilities, diminution in value, deficiencies, damages, demands, claims, suits, actions, causes of action, fines, penalties, sanctions, judgments, awards, assessments, costs and expenses (including reasonable costs of investigation and defense and reasonable attorneys’ and other professionals’ fees), and any and all amounts paid in settlement of any claim or litigation; provided, however, that in no event shall “Damages” include punitive damages unless and only to the extent such damages are payable in connection with a Third-Party Claim.

“Debt” means, as to any Person, without duplication, the outstanding principal amount of, accrued and unpaid interest on, and other payment obligations arising under, any obligations of such Person consisting of (a) all indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money, (b) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security, (c) payment obligations due and owing under any interest rate, currency or other hedging agreement (valued at the termination value thereof), (d) obligations under any performance bond or letter of credit, but only to the extent drawn or called prior to the Closing Date, (e) capitalized lease obligations or liabilities, (f) accrued but unpaid bonuses or similar payments, and all related employer portion of any employment Taxes, payable to Employees, Former Employees or any current or former directors or consultants of Seller and its Affiliates with respect to the Platform, (g) guarantees with respect to any indebtedness of any other Person of a type described in clauses (a) through (f) above, and (h) for clauses (a) through (g) above, all accrued interest thereon, if any, and any termination fees, prepayment penalties, “breakage” costs or similar payments assuming the repayment of such Debt on the Closing Date.

“Deductible” has the meaning set forth in Section 10.4(a).

“Disclosure Schedule” has the meaning set forth in Article III.

“Dispute Period” has the meaning set forth in Section 10.3(c).

“Documents” means all files, documents, information, instruments, papers, books, reports, databases, records, tapes, microfilms, photographs, literature, written correspondence with any Governmental Authority, title policies, regulatory filings, operating data, technical documentation (design specifications, functional requirements, operating instructions, logic manuals, flow charts, etc.), user documentation (installation guides, user manuals, training materials, release notes, working papers, etc.), and other similar materials primarily relating to or primarily used by Seller and its Affiliates in connection with the Acquired Assets or the Platform, in each case, whether or not in electronic form.

“Employees” means, collectively, each current employee whose primary responsibilities relate to the Platform as of the Closing Date.

“Environment” means any environmental medium or natural resource, including ambient air, indoor air, surface water, groundwater, drinking water, sediment, surface and subsurface strata and plant and animal life including biota, fish and wildlife.

“Environmental Law” means any and all federal, state, regional or local Laws and Governmental Orders related to or concerning the protection of the Environment, the protection of human health from environmental concerns, or the protection of worker health and safety, as these Laws and Governmental Orders are or were in effect at the relevant time period.

“Environmental Permit” means any approval, license, permit, consent, certificate, registration, exemption, waiver, or other authorization required by Environmental Law for the conduct, ownership or operation of the Platform or the ownership or operation of the Acquired Assets.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business, whether or not incorporated, which together with Seller would be deemed a “single employer” within the meaning of Section 414 of the Code at any relevant time.

“Escrow Agent” means Citibank, N.A.

“Escrow Account” has the meaning set forth in Section 2.5(b).

“Escrow Agreement” has the meaning set forth in Section 2.5(b).

“Escrow Amount” has the meaning set forth in Section 2.5(b).

“Escrow Fund” has the meaning set forth in Section 2.5(b).

“Escrow Interest” has the meaning set forth in Section 2.5(b).

“Escrow Period” has the meaning set forth in Section 2.5(b).

“Excluded Taxes” means, without duplication, (a) any Taxes imposed on, with respect to or relating to the Platform, any of the Acquired Assets or any of the Assumed Liabilities for any Pre-Closing Tax Period, (b) any Taxes of, or imposed on or with respect to Seller or its Affiliates for any taxable period (including any (i) Taxes required to be withheld from the Purchase Price or with respect to any other payments or consideration payable hereunder but which have not been withheld and (ii) any Taxes of Seller or any of its Affiliates that become a Liability of Buyer under any common law doctrine of de facto merger or transferee or successor liability or otherwise by operation of contract or Law), (c) any Taxes imposed on, with respect to or relating to any Retained Asset or any Retained Liability for any taxable period, and (d) any Transaction Taxes.

“FDA” means the United States Food and Drug Administration.

“Former Employees” means all salaried and hourly Employees previously employed by Seller or any of its Affiliates whose primary responsibilities related to the Platform but who are no longer so employed on the Closing Date.

“Fraud” means, with respect to any party hereto, an actual and intentional fraud by such party with respect to the making of representations and warranties contained in this Agreement by such party and not with respect to any other matters; provided that such actual and intentional fraud of such party specifically excludes any statement, representation or omission made negligently or recklessly and shall only be deemed to exist if (a) such party had or should have had actual knowledge, after due inquiry of direct reports, that the representations and warranties made by such party were inaccurate when made, (b) such representations and warranties were made with the express intent to induce another party hereto to rely thereon and that such other party would take action or inaction to such other party’s detriment, (c) such reliance and subsequent action or inaction by such other party was justifiable and (d) such action or inaction resulted in actual damages to such other party. For the avoidance of doubt, (i) the term “Fraud” does not include any claim for constructive fraud or any torts (including a claim for fraud) based on negligence or recklessness and (ii) only the party hereto who committed a Fraud shall be responsible for such Fraud and only to the party hereto alleged to have suffered from such Fraud.

“Fundamental Representations” has the meaning set forth in Section 10.1(a).

“Governing Documents” means, with respect to any Person, the certificate of incorporation, bylaws and similar governing documents of such Person.

“Governmental Authority” means any federal, state, county, regional district, local, or other government or political subdivision, or any court, tribunal, governmental division or department, regulatory or administrative agency or commission or other governmental or quasi-governmental authority or instrumentality of any nature, domestic or foreign, in each case, having jurisdiction over the applicable matter.

“Governmental Order” means any decision, judgment, injunction, writ, order, ruling, award, decree, assessment, subpoena, verdict or arbitration award entered, issued, made or rendered by any Governmental Authority, whether arising from a Legal Proceeding, arbitration, applicable Law or otherwise.

“Hazardous Substance” means any chemical, substance, material or waste, whether solid, gaseous or liquid, that (a) is listed, regulated, defined, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous,” “toxic,” “pollutant,” “contaminant,” “radioactive,” or words of similar meaning or effect, or (b) may pose a present or potential hazard to human health or the environment when improperly handled, released, treated, stored, transported, or otherwise managed; and includes source material, byproduct material, special nuclear material, radioactive or mixed waste, explosive, medical or biohazardous materials and wastes, petroleum and its by-products, asbestos and asbestos-containing materials, polychlorinated biphenyls, radon, mold and urea formaldehyde insulation.

“Indemnifiable Claims” has the meaning set forth in Section 10.2(b).

“Indemnified Party” has the meaning set forth in Section 10.2(b).

“Indemnifying Party” has the meaning set forth in Section 10.3(a).

“Intellectual Property” means all worldwide rights, title and interest in or relating to intellectual property, including (a) Patents, (b) Trademarks, (c) Copyrights, (d) Know-How, and (e) all other intellectual property rights relating to Software and other technology.

“Intellectual Property Licenses” means (a) any grant (or covenant not to assert) by Seller or its Affiliate(s) to another Person of any rights or licenses to or under the Acquired Intellectual Property and (b) any grant (or covenant not to assert) to Seller or its Affiliate(s) by another Person of any right or license to or under such Person’s Intellectual Property that is necessary or reasonably useful for the research, development, manufacturing, use, storage, keeping, importing, exporting, commercialization, sale and other exploitation of the Platform.

“Justified Cessation” has the meaning set forth in Section 2.6(f).

“Know-How” means all trade secrets, proprietary information and data (irrespective as to whether such information and data is available by way of documentation, orally or in electronic format), including designs, formulae, algorithms, procedures, methods, techniques, processes, ideas, research and development, programs, subroutines, tools, materials, specifications, apparatus, creations, improvements, works of authorship and other similar materials, technical information, business data, knowledge, expertise, inventions (whether patentable or unpatentable and whether or not reduced to practice), and all recordings, graphs, drawings, reports, analyses, and other writings, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein.

“Knowledge of Seller” means that Seller shall be deemed to have “Knowledge” of a particular fact if any of […***…] has, or should have had after due inquiry of their direct reports, knowledge of such fact.

“Law” means any applicable law, order, ordinance, rule, regulation, statute or treaty of any Governmental Authority and any Environmental Law.

“Legal Proceeding” means any action, suit, litigation or arbitration (including any civil, criminal, administrative, or appellate proceeding), investigation by any Governmental Authority, or hearing commenced, conducted or heard by or before any Governmental Authority or any arbitrator or arbitration panel.

“Liability” means any indebtedness, obligation, or liability, including any interest, penalties, fees, costs and expenses, whether known or unknown, matured or unmatured, accrued or unaccrued, vested or unvested, asserted or unasserted, actual or contingent.

“Licensed Intellectual Property” means all Intellectual Property owned or licensable by Seller or its Affiliates that is not an Acquired Asset and that is […***…] for the research, development, manufacturing, use, storage, keeping, importing, exporting, commercialization, sale or other exploitation of the Platform.

“Lien” means any security interests, liens, licenses, options, rights of first refusal, mortgages, priorities or other security arrangements, hypothecations, indentures, deed of trust,

right of way, security agreements, easements, encroachments, title defects, or similar encumbrances, restrictions or limitations on the use of real, intangible or personal property, whether written or oral and whether or not relating in any way to credit or the borrowing of money.

“Material Adverse Effect” means any condition, development, circumstance, occurrence of any event, or any change in or effect that, individually or in the aggregate, is or would reasonably be expected to be materially adverse to the Platform or the Acquired Assets (including the destruction of Acquired Intellectual Property that is material to the Platform) (for the avoidance of doubt, (x) any serious adverse event or serious suspected adverse reaction (as such terms are defined in 21 CFR 312.32(a)) in connection with the Platform or (y) the initiation by any clinical investigator, institutional review board, the FDA or any other Governmental Authority of any action to place a clinical hold order on, or otherwise terminate, delay or suspend, any proposed or ongoing clinical investigation in connection with the Platform, shall be deemed to constitute a Material Adverse Effect for purposes of this Agreement); provided, however, that none of the following shall be deemed to constitute a Material Adverse Effect: any adverse circumstance, occurrence of any event, or any change in or effect arising from or relating to (a) general business, economic, financial, market or political conditions, (b) natural or man-made disasters, pandemics, epidemics or acts of God, including, but not limited to, COVID-19, acts of war, sabotage, terrorism, hostilities, military action or any escalation or worsening thereof, (c) changes in financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (d) changes in Laws, accounting standards or other binding rules, regulations, or other binding directives, or any interpretation thereof, issued by any Governmental Authority, (e) the taking of any action contemplated by this Agreement and the other agreements required hereby, or (f) the failure by Seller or the Platform to meet or exceed internal projections, forecasts or revenue or earnings predictions for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be taken into account in determining whether there has been a Material Adverse Effect); provided, further, that any change or event described in the foregoing clauses (a) through (d) above shall be taken into account in determining whether there has been a Material Adverse Effect to the extent, and only to such extent, that such change or event has a disproportionate effect on the Platform, taken as a whole, as compared to other Persons engaged in development efforts substantially similar to the Platform.

“Milestone” has the meaning set forth in Section 2.6(a)(i).

“Milestone Expiration Date” means the date that is fifteen (15) years after the Closing Date; provided, that if the achievement of the Phase 3 Milestone (as defined in Annex A) occurs on or prior to such fifteenth (15th) year anniversary of the Closing Date, the Milestone Expiration Date shall mean the date that is twenty (20) years after the Closing Date.

“Milestone Payment” has the meaning set forth in Section 2.6(a)(i).

“Non-Competition Period” means the period commencing on the Closing Date and continuing until the earlier of (a) the […***…] anniversary of the first achievement by Buyer or its assignee or licensee of […***…] as set forth in Annex A or (b) […***…] years following the Closing Date.

“Non-Controlling Party” has the meaning set forth in Section 10.3(d)(ii).

“Objection Notice” has the meaning set forth in Section 10.3(b).

“Omitted Assets” has the meaning set forth in Section 9.2.

“Ordinary Course” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Outside Date” has the meaning set forth in Section 7.1(a)(ii).

“Patents” means any patents, utility models, utility model applications, patent applications, continuations, continuations-in-part, extensions, divisions, reissues, public patent disclosures, improvements to any of the foregoing, and the right to claim priority to any of the forgoing, in each case, in all countries of the world.

“Periodic Taxes” has the meaning set forth in Section 8.3(c).

“Permits” means franchises, approvals, permits, authorizations (including Environmental Permits), licenses, orders, registrations, certificates, variances, waivers, privileges, exemptions, qualifications, filings, notices, and other similar permits or rights obtained from any Governmental Authority.

“Permitted Liens” means, as applicable, statutory liens of lessors, liens of carriers, warehousemen, mechanics, materialmen and similar liens incurred in the Ordinary Course for amounts that are not yet due and payable as of the Closing Date and are not material to the Acquired Assets or the Platform, including non-exclusive licenses of Intellectual Property granted by Seller and its Affiliates in the Ordinary Course.

“Person” means any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Authority.

“Platform” means Seller’s FXR agonist research program, including (a) FXR314 and any other compounds or products (including molecular backbones or other moieties thereof) developed as part of such program and (b) all assets of Seller and its Affiliates that are […***…] such program, compound or product.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing.

“Purchase Price” has the meaning set forth in Section 2.5(a).

“Qualified Purchaser” means, in the context of any license, sale, disposal or transfer by Buyer of the Platform and/or Acquired Intellectual Property to an unaffiliated third party, any publicly traded pharmaceutical company that (a) has a market capitalization (based upon the average of the closing prices of its common stock for the ten (10) trading days ending on the date prior to the date of the definitive agreement relating to the applicable license, sale, disposal or transfer hereunder as reported on the principal securities exchange or transaction reporting system on which such security is listed or admitted to trading) of […***…] or more and (b) has, together with its Affiliates, achieved annual sales of pharmaceutical products exceeding […***…].

“Real Property” means any real property currently leased, subleased, licensed, owned or otherwise occupied by Seller, whether in connection with the conduct, ownership or operation of the Platform or otherwise.

“Release” means any release, spill, emission, leaking, pumping, deposit, disposal, discharge, dispersal, injection, leaching or migration into the indoor or outdoor Environment, including any movement through or in the air, soil, surface water, sediment, groundwater or property.

“Representative” of a Person means any of the directors, officers, employees, managers, advisors, agents, stockholders, consultants, lawyers, accountants, investment bankers, financial advisors or other representatives of such Person.

“Response” has the meaning set forth in Section 10.3(b).

“Retained Assets” means (a) all cash and cash equivalents held by Seller, (b) all bank accounts owned by Seller, (c) all intercompany and intra-company accounts owned by or held on behalf of Seller or any of its Affiliates, (d) all income Tax assets of Seller, (e) any assets of Seller set forth on Exhibit A, (f) any Contract that is not an Acquired Contract, (g) all Trademarks, (h) Seller’s proprietary intestinal models, bioprinting technologies, cell sourcing capabilities or Mosaic cell sciences division and other 3D tissue technologies (including, but not limited to, all Intellectual Property and Trademarks that were owned or licensed by Seller prior to the 2023 Closing Date to the extent not primarily used in or primarily related to the Platform or the Acquired Intellectual Property) (this clause (h), collectively, the “Bioprinting Technology”), (i) Real Property and (j) Employees.

“Retained Liabilities” has the meaning set forth in Section 2.2(b).

“Seller” has the meaning set forth in the Preamble.

“Seller Indemnifiable Claims” has the meaning set forth in Section 10.2(b).

“Seller Indemnified Party” has the meaning set forth in Section 10.2(b).

“Software” means computer software programs and software systems, including all databases, compilations, tool sets, compilers, higher level or “proprietary” languages, and related data, documentation, manuals, materials, statements of principles of operation and schematics, as well as any pertinent commentary, descriptions, explanation, programs (including compilers), workbenches, whether in source code, object code, machine readable or human readable form.

“Special Representations” means the representations and warranties set forth in Section 3.4 (Ownership of Assets; Condition, Title and Sufficiency of Assets) and Section 3.12 (Intellectual Property; Know-How).

“Straddle Period” has the meaning set forth in Section 8.3(c).

“Sub” has the meaning set forth in the Preamble.

“Survival Period” has the meaning set forth in Section 10.1(a).

“Tax” or “Taxes” means (a) all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise production, value added, occupancy, and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties or additions to tax attributable to such taxes, whether disputed or not and (b) any liability arising under any tax sharing agreement or any liability for any item described in clause (a) of another Person by Contract, as a transferee or successor, by assumption or operation of Law, or under Treasury Regulation §1.1502-6 or analogous state, local or foreign Law, whether disputed or not.

“Tax Claim” has the meaning set forth in Section 10.3(e)(i).

“Tax Contest” shall mean any audit, hearing, proposed adjustment, arbitration, deficiency, assessment, suit, dispute, claim, proceeding or other Legal Proceeding commenced, filed or otherwise initiated or convened to investigate or resolve the existence and extent of a liability for Taxes.

“Tax Return” means any report, return, statement or other written information (including elections, declarations, disclosures, schedules, attachments, estimates and information returns) supplied or required to be supplied to a Taxing Authority in connection with any Taxes and any amendment thereto.

“Tax Representations” has the meaning set forth in Section 10.1.

“Taxing Authority” shall mean any government or any subdivision, agency, commission or authority thereof, or any quasi-governmental or private body, having jurisdiction over the assessment, determination, collection or other imposition of Taxes.

“Third-Party Claim” has the meaning set forth in Section 10.3(d)(i).

“Trademarks” means any trademarks, service marks, trade dress, logos, trade names, service names, brand names, corporate names, and other source or business identifiers and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, along with all applications, registrations, renewals and extensions thereof, and Internet domain names.

“Transaction Agreements” means, collectively, (a) this Agreement, (b) the Escrow Agreement, (c) the Bill of Sale, (d) the Assignment and Assumption Agreement, and (e) the Transition Services Agreement.

“Transaction Taxes” means state and local sales, use, transfer, real property transfer, documentary stamp, recording and other similar taxes arising from and with respect to the sale and purchase of the Acquired Assets.

“Transition Services Agreement” has the meaning set forth in Section 2.7(a)(iv).

“Unresolved Claims” has the meaning set forth in Section 10.6(c).

Section 1.2. Usage.

In this Agreement unless a clear contrary intention appears: (a) the singular number includes the plural number and vice versa, (b) reference to any Person includes such Person’s successors and assigns, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually, (c) reference to any gender includes the other gender, (d) reference to any agreement, document, instrument or other writing means such agreement, document, instrument or other writing as amended or modified and in effect from time to time in accordance with the terms thereof, (e) “hereunder,” “hereof,” “hereto” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision of this Agreement, (f) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term, (g) “or” is used in the inclusive sense of “and/or,” (h) relative to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding,” (i) references to documents, instruments, agreements or other writings shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto, (j) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other theory extends and such phrase shall not mean “if”, (k) if any period expires on a day that is not a Business Day or any event or condition is required by the terms of this Agreement to occur or be fulfilled on a day that is not a Business Day, such period shall expire or such event or condition shall occur or be fulfilled, as the case may be, on the next succeeding Business Day, and (l) the phrase “made available to” and phrases of similar import means, with respect to any information, document or other material, that such information, document or material was made available for review in the virtual data room or actually delivered (whether by physical or electronic delivery, including email) to Buyer or Buyer’s representatives, as applicable, prior to 5:00 p.m. on the date that is two (2) Business Days prior to the date of this Agreement.

ARTICLE II
SALE AND PURCHASE OF ASSETS; ASSUMPTION OF LIABILITIES

Section 2.1. Sale and Purchase of Assets.

Subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell, assign, transfer, deliver and convey to Buyer the Acquired Assets, free and clear of all Liens (except Permitted Liens) for the Purchase Price specified below in Section 2.5(a). For purposes of this Agreement, “Acquired Assets” means all of Seller’s right, title and interest in, under and to all of the assets primarily related to or primarily used in connection with the Platform (which shall not in any event include the Retained Assets), as such exist at the Closing, including each of the following:

(a) subject to Section 2.3, all Contracts listed in Schedule 2.1(a) (collectively, the “Acquired Contracts”);

(b) all rights, claims, credits, causes of action or rights of setoff against third parties (or portions thereof) to the extent relating to the Platform, including unliquidated rights under manufacturers’ and vendors’ warranties;

(c) subject to Section 2.3, all Permits that relate to the Platform, including the items listed in Schedule 2.1(c) (the “Acquired Permits”);

(d) the Acquired Intellectual Property, including that which is set forth in Schedule 2.1(d);

(e) all prepaid expenses and deposits to the extent relating to the Platform;

(f) all inventory, supplies, and materials that relate to the Platform;

(g) all Documents to the extent primarily relating to the Platform (excluding such Documents as may not be transferred under applicable Law regarding privacy) and data packages listed in Schedule 2.1(g);

(h) all rights of Seller under non-disclosure or confidentiality, non-compete or non-solicitation agreements with Employees or with third parties to the extent such agreements relate to or include within their scope, the Platform;

(i) all tangible personal property and assets listed in Schedule 2.1(i);

(j) all presentations and devices, including those under development or pending regulatory approvals, any product registrations and technical information relating to the Platform; and

(k) all goodwill and other intangible assets and rights that primarily relate to the Platform and the Acquired Assets, including goodwill associated with the Acquired Intellectual Property.

Section 2.2. Assumption of Liabilities.

(a) Subject to the terms and conditions of this Agreement, at the Closing and except as otherwise specifically provided in Section 2.2(b), Buyer shall assume and agree to pay, discharge or perform, as appropriate, only the following Liabilities (the “Assumed Liabilities”):

(i) all Liabilities of Seller under the Acquired Contracts, but only to the extent that such Liabilities are required to be performed after the Closing and only to the extent that such Liabilities do not relate to any failure to perform, improper performance, warranty or other breach, default or violation by Seller or its Affiliates on or prior to the Closing;

(ii) all Liabilities of Seller under the Acquired Permits, but only to the extent that such Liabilities first arise out of an action or omission of Buyer after the Closing Date and only to the extent that such Liabilities do not relate to any failure to perform, improper performance, warranty or other breach, default or violation by Seller or its Affiliates on or prior to the Closing; and

(iii) all Liabilities first arising out of or relating to Buyer’s ownership of the Acquired Assets on or after the Closing.

(b) Seller shall retain and agree to pay, discharge or perform, as appropriate, all of the Liabilities of Seller other than the Assumed Liabilities (the “Retained Liabilities”). The parties specifically acknowledge and agree that Buyer is not agreeing to assume and shall not be liable or responsible for any Retained Liabilities of Seller or any Affiliate of Seller. For the avoidance of doubt, the Retained Liabilities shall include:

(i) any Liability for or relating to Excluded Taxes;

(ii) any Liability of Seller relating to, arising out of, or in connection with any lease for Real Property;

(iii) any current Liabilities incurred during any period or portion thereof ending on or prior to the Closing Date;

(iv) any Liability related to Debt incurred during any period or portion thereof ending on or prior to the Closing Date;

(v) any Liability relating to or arising out of any violation or alleged violation of any Environmental Law or any Release or threatened Release of a Hazardous Substance, or any other actual or potential Liability imposed under any Environmental Law, in connection with the conduct, ownership or operation of the Platform or the ownership or operation of the Acquired Assets or otherwise associated with Seller or its operations, in each case, during any period or portion thereof ending on or prior to the Closing Date;

(vi) any Liability relating to, arising out of, or in connection with (x) compensation or employee benefits for current or former employees or other service providers of Seller or any ERISA Affiliate or (y) the employment or performance of services for, or termination of employment or services for, or potential employment or engagement for the performance of services for, Seller or any ERISA Affiliate; and

(vii) any Liability relating to or arising out of any Contract that is not an Acquired Contract; and

(viii) any Liability in connection with the Acquired Contracts, Acquired Permits or Acquired Assets to the extent that such Liability resulted from any failure to perform, improper performance, warranty or other breach, default or violation by Seller or its Affiliates, as applicable, on or prior to the Closing.

Section 2.3. Consent of Third Parties; Further Conveyances and Assumptions.

Subject to the terms and conditions of this Agreement, on the Closing Date, Seller shall assign to Buyer, and Buyer shall assume, the Acquired Contracts and the Acquired Permits (in each case to the extent assignable) that are to be transferred to Buyer as provided in this Agreement by means of the Assignment and Assumption Agreement. To the extent that the assignment of all or any portion of any Acquired Contract or any Acquired Permit shall require the Consent of the other party or parties thereto or any other third party, and such Consent is not obtained prior to Closing, this Agreement shall not constitute an agreement to assign such Acquired Contract or Acquired Permit if an attempted assignment without any such Consent would constitute a breach or violation thereof. In order, however, to provide Buyer the full realization and value of the Acquired Contracts and Acquired Permits of the character described in the immediately preceding sentence, Seller agrees that on and after the Closing it will use commercially reasonable efforts, and Buyer shall cooperate with Seller to the extent necessary, to (i) obtain such Consents as are necessary to accomplish the assignment of the Acquired Contracts and Acquired Permits, (ii) preserve the rights of Seller and its Affiliates, as applicable, under the Acquired Contracts and Acquired Permits for the benefit of Buyer and its Affiliates, as applicable, and (iii) facilitate receipt of the consideration to be received by Seller in and under every Acquired Contract and Acquired Permit, which consideration shall be held for the benefit of, and shall be delivered to, Buyer promptly upon receipt.

Section 2.4. Closing.

Subject to the terms and conditions of this Agreement, the closing (the “Closing”) of the sale and purchase of the Acquired Assets and the assignment and assumption of the Assumed Liabilities (the “Contemplated Transactions”) shall take place no later than the third (3rd) Business Day immediately following the day on which the conditions to Closing set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied or waived or on such other date as may be mutually agreed upon by the parties hereto (the “Closing Date”), provided, however, the Closing Date shall not occur prior to ten (10) Business Days following the date of this Agreement. The Closing shall take place virtually through the use of telephone, facsimile, Internet, or other form of mutual communication and correspondence as Buyer and Seller may otherwise agree, or at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153, or at such other place as may be mutually agreed upon by the parties hereto. For purposes of this Agreement, the Closing shall be deemed to take effect at 11:59 p.m., New York time on the Closing Date.

Section 2.5. Purchase Price, Assumption of Assumed Liabilities; Escrow; Post-Closing Payments.

(a) Purchase Price. The consideration for the Acquired Assets shall be (i) an aggregate cash amount equal to the sum of (A) $10,000,000 (the “Closing Payment”), plus (B) the Milestone Payments, as applicable (such sum of clause (A) and (B), the “Purchase Price”) and (ii) Buyer’s assumption of the Assumed Liabilities. Upon the terms and subject to the conditions contained herein, at the Closing, Seller shall sell, transfer, assign, convey and deliver to Buyer, free and clear of all Liens, and Buyer shall purchase and accept assignment and delivery from Seller of, the Acquired Assets. In addition, Buyer shall assume the Assumed Liabilities.

(b) Payment at Closing; Escrow.

(i) Subject to the terms and conditions of this Agreement, on the Closing Date, Buyer shall: (A) deposit $1,000,000 of the Closing Payment (the “Escrow Amount”) with the Escrow Agent into a segregated account (the “Escrow Account”) established and maintained at the Escrow Agent for credit toward the Escrow Fund to be held in escrow and delivered by the Escrow Agent in accordance with the terms and provisions of this Agreement and the Escrow Agreement and (B) pay Sub, the wholly-owned subsidiary of Seller, an amount equal to the remainder of the Closing Payment, in each case by wire transfer to the accounts designated in writing at least three (3) Business Days prior to the Closing Date by the Escrow Agent and Seller, as applicable. The Escrow Amount will be held by the Escrow Agent for a period of fifteen (15) months following the Closing Date (the “Escrow Period”), subject to extension in connection with Unresolved Claims as of such time, pursuant to the terms of an escrow agreement, substantially in the form of Exhibit B hereto (the “Escrow Agreement”), which shall be entered into at or prior to the Closing. For the avoidance of doubt, all payment obligations of Buyer payable to Seller herein shall be deemed satisfied if and when paid to Sub.

(ii) The Escrow Amount shall be invested by the Escrow Agent in accordance with the terms of the Escrow Agreement. Any cash and all interest and other amounts earned on the Escrow Amount are referred to herein as the “Escrow Interest” and the Escrow Interest and the Escrow Amount are collectively referred to as the “Escrow Fund”. All cost, fees and expenses of the Escrow Agent shall be paid by Buyer. The Escrow Fund shall be distributed pursuant to Section 10.6 and the Escrow Agreement. Buyer and Seller agree to promptly jointly execute and deliver to the Escrow Agent any written instructions required to effect any release of funds in the Escrow Fund required pursuant to this Agreement and the Escrow Agreement.

Section 2.6. Milestone Consideration.

(a) Milestone Payments.

(i) Buyer shall pay or cause to be paid to Sub, the wholly-owned subsidiary of Seller, each of the payments set forth Annex A attached hereto (each a “Milestone Payment” and together, the “Milestone Payments”) following the first achievement of the corresponding event by or on behalf of Buyer or its assignee or licensee (each a “Milestone”), subject to any reductions for Indemnifiable Claims pursuant to Article X, within thirty (30) days following the achievement of such Milestone; provided, however, that Buyer’s obligations to make any given Milestone Payment shall only arise pursuant to this Section 2.6(a)(i) if the corresponding Milestone occurs prior the Milestone Expiration Date. The parties agree to treat the Milestone Payments allocable to Seller (and paid to Sub) pursuant to this Agreement as consideration paid to Seller in respect of a sale of assets and not as compensation paid to Seller in exchange for services. Additionally, the parties agree that (A) Buyer shall not be required to make any Milestone Payment for any Milestone that has not been achieved on or prior to the Milestone Expiration Date, and (B) such dates are arbitrary dates agreed upon by the parties solely for the purpose of establishing end dates for the payment of Milestone Payments hereunder, and are not an indication or estimate of the time period required for the occurrence of any Milestone.

(ii) For clarity, each Milestone Payment shall be payable only once and no Milestone Payment shall be payable for subsequent or repeated occurrences of the same Milestone with respect to the Platform. For the avoidance of doubt, all Milestone Payment obligations of Buyer set forth in this Agreement payable to Seller herein shall be deemed satisfied if and when paid to Sub.

(b) Buyer Obligations.

(i) From and after the Closing until the earlier of (A) such time as all the applicable Milestones have occurred and (B) the Milestone Expiration Date, Buyer shall, and shall cause its Affiliates to (i) use commercially reasonable efforts to achieve the Milestones and (ii) refrain from taking any action in bad faith or without reasonable basis which is intended to prevent the realization of the achievement of any of the Milestones[…***…]. For the purposes of this Section 2.6(b), “commercially reasonable efforts” means that level of efforts and resources commonly applied by Buyer to carry out a particular task or obligation consistent with the general practice followed by Buyer relating to other pharmaceutical compounds, products or therapies owned by Buyer, or to which it has exclusive rights, which are of similar market potential at a similar stage in their development or product life, taking into account issues of safety and efficacy, product profile, feasibility of technical success of the applicable compound, product or therapy (including based on the progress and outcome of research and development efforts with respect to the applicable compound, product or therapy), the competitiveness of other compounds, products or therapies owned by Buyer and/or third parties (or to which Buyer and/or third parties have rights) in development and in the marketplace, supply chain management considerations, the proprietary position of the compound, product or therapy (including with respect to patent or regulatory exclusivity), the regulatory structure involved, estimates of the profitability of the applicable compound, product or therapy […***…]. For clarity, “commercially reasonable efforts” shall be determined on a compound/product/therapy-by-compound/product/therapy, and country-by-country, basis, and it is anticipated that the level of effort for different compounds, products and therapies and countries may differ and may change over time, reflecting changes in the status of the compound, product or therapy and the country(ies) involved. Assessment of “commercially reasonable efforts” will be based solely on the foregoing factors and Seller may not use any statements made by Buyer or its Affiliates as to the likelihood of achievement of any Milestones when determining whether Buyer has applied “commercially reasonable efforts.”

(ii) Subject to Buyer’s obligations as described in this Agreement (including this Section 2.6(b)), from and after the Closing, Buyer shall have the right (at its sole cost and expense) in its sole discretion to manage and control its actions in fulfillment of its obligations set forth in this Section 2.6(b) with respect to the development of the Platform or the achievement of the Milestones in Buyer’s reasonable, good faith business judgment and Buyer has no obligation to achieve any Milestone. Buyer makes, and Seller acknowledges that Buyer has not made or makes, and that it has not relied upon, (A) any guarantees or promises that any Milestone will be achieved at all or by a specific date or is achievable, and (B) any assessments or predictions regarding the likelihood of any Milestone being achieved. The parties acknowledge that the use of commercially reasonable efforts does not guarantee that Buyer will achieve the Milestones at all or by a specific date. Without limiting this Section 2.6(b), and subject to compliance with the terms thereof, Buyer shall not have any obligation to maximize the amount of Milestone Payments required to be made hereunder.

(c) Until the earlier of such time as all Milestones have occurred and the Milestone Expiration Date, Buyer shall maintain records in a manner consistent with Buyer’s customary record keeping standards. On an annual basis, and beginning on the first (1st) anniversary of the Closing Date and until the earlier of such time as all Milestones have occurred and the Milestone Expiration Date, Buyer shall provide Seller with a summary report with respect to the material development and commercialization activities related to FXR314 and any other compound derived from the Platform that is subject to Milestones.

(d) The right to receive Milestone Payments pursuant to the terms of this Agreement will not be evidenced by a certificate or other instrument. Except as permitted under Section 11.6, […***…]. The right to receive Milestone Payments shall not confer upon Seller any right not expressly provided for in this Agreement, including, without limitation, the right to receive dividends or other payments or distributions not provided for herein or the right to vote.

(e) Buyer and Seller hereby agree that any Milestone Payments shall be treated as an adjustment to the Purchase Price for Tax purposes, except to the extent that such payments are treated as interest under Section 483 of the Code (or any analogous provision of applicable Law).

(f) Buyer will provide Seller with reasonably prompt written notice if it has ceased to conduct Active Development of the Platform, FXR314, or another compound derived from the Platform prior to the end of the Diligence Period (“Cessation of Activity”) for any reason other than Buyer reasonably determining that lack of efficacy or safety and/or other regulatory concerns (including following any action by a regulatory authority or medical review board) justify cessation of Active Development (“Justified Cessation”). In the event that Seller reasonably believes that Buyer has ceased Active Development for reasons other than Justified Cessation, Seller may provide Buyer with written notice, in which event Buyer will have thirty (30) days to confirm Cessation of Activity has occurred, confirm that there was a Justified Cessation, or confirm that Active Development has not ceased, along with a high level description of Active Development that has been performed in the […***…] period prior to the date of such notice. Any dispute regarding whether Cessation of Activity or Justified Cessation has occurred will be resolved in accordance with Sections 11.9, 11.10 and 11.11. In the event that Buyer and Seller agree Cessation of Activity has occurred (or a final determination in accordance with Sections 11.9, 11.10 and 11.11 is made that Cessation of Activity has occurred), the parties shall negotiate in good faith to enter into a separate agreement detailing the potential purchase by Seller of Buyer’s rights and obligations (or portions thereof) with respect to the Acquired Assets, which agreement shall provide for payment of compensation by Seller to Buyer; provided that Buyer shall have no obligation to negotiate with respect to the sale of or license to any of Buyer’s property (including Intellectual Property) that does not comprise an Acquired Asset, including any improvements made by or on behalf of Buyer to any Acquired Intellectual Property after Closing. Notwithstanding the foregoing, if Buyer and Seller are unable to agree on the terms of such purchase agreement within sixty (60) days of commencement of discussions with respect thereto despite their good faith efforts, Buyer shall have no further obligation to enter into such an agreement or negotiate with Seller with respect thereto.

(g) From and after the Closing, Buyer may, directly or indirectly, license, sell, dispose or transfer the Platform, FXR314 or any other compound derived from the Platform and/or Acquired Intellectual Property (either on an isolated basis or as part of a larger transaction) to an unaffiliated third party so long as such Person assumes Buyer’s obligations set forth in this Section 2.6. Buyer shall remain subject to its monetary obligations to make Milestone Payments if and when due and owing as set forth in this Section 2.6 unless upon any such license, sale, disposition or transfer, the licensee, acquirer or transferee thereof is a Qualified Purchaser, in which case Buyer shall be relieved of all of its obligations under this Section 2.6. In the event of a license, sale, disposition or transfer described in the first sentence of this clause (g), all references to “Buyer” in this Section 2.6 shall be deemed to be references to such licensee, acquirer or transferee.

Section 2.7. Deliveries and Proceedings at Closing.

Subject to the terms and conditions of this Agreement, at the Closing:

(a) Deliveries by Seller to Buyer. Seller will deliver or cause to be delivered to Buyer:

(i) a bill of sale, duly executed by Seller, substantially in the form of Exhibit C hereto (the “Bill of Sale”);

(ii) an assignment and assumption agreement for all transferable or assignable Acquired Contracts and Acquired Permits, duly executed and substantially in the form of Exhibit D hereto (the “Assignment and Assumption Agreement”);

(iii) the Escrow Agreement, duly executed by Seller;

(iv) a transition services agreement, duly executed by Seller and Sub, substantially in the form of Exhibit E hereto (the “Transition Services Agreement”);

(v) instruments evidencing the transfer and assignment to Buyer of all the Acquired Intellectual Property in a form reasonably acceptable to the parties and suitable for recording in the U.S. Patent and Trademark Office, U.S. Copyright Office and equivalent foreign agencies, as applicable;

(vi) a duly completed and executed IRS Form W-9 of Seller; and

(vii) a certificate duly executed by an authorized officer of Seller as to (A) the accuracy of Seller’s representations and warranties as of the date of this Agreement and as of the Closing in accordance with Section 6.1(a), (B) Seller’s compliance with and performance of its covenants, agreements and obligations to be performed or complied with at or before the Closing in accordance with Section 6.1(b) and (C) absence of a Material Adverse Effect since the date of this Agreement, in accordance with Section 6.1(f).

(b) Deliveries by Buyer to or on behalf of Seller. Buyer will deliver or cause to be delivered to Seller:

(i) An amount equal to the Closing Payment less the Escrow Amount, by wire transfer of immediately available funds to the account designated in writing by Seller to Buyer (such account to be designed to Buyer at least three (3) Business Days prior to the Closing);

(ii) An amount equal to the Escrow Amount by wire transfer of immediately available funds to the Escrow Account;

(iii) the Escrow Agreement, duly executed by Buyer;

(iv) the Assignment and Assumption Agreement, duly executed by Buyer;

(v) the Transition Services Agreement, duly executed by Buyer; and

(vi) a certificate duly executed by an authorized officer of Buyer as to (A) the accuracy of Buyer’s representations and warranties as of the date of this Agreement and as of the Closing in accordance with Section 6.2(a) and (B) Buyer’s compliance with and performance of its covenants, agreements and obligations to be performed or complied with at or before the Closing in accordance with Section 6.2(b).

Section 2.8. Allocation of Consideration.

Within one hundred twenty (120) days after the Closing Date, Buyer will provide Seller with a draft of IRS Form 8594 and any required exhibits thereto (the “Asset Acquisition Statement”) with Buyer’s proposed allocation of the consideration paid among the Acquired Assets in accordance with Section 1060 of the Code. For purposes of this Section 2.8, the consideration paid shall be equal to the Purchase Price plus that portion of the Assumed Liabilities that are considered assumed liabilities for federal income tax purposes, if any. If within forty-five (45) days after receiving such Asset Acquisition Statement, Seller proposes to Buyer any changes to such Asset Acquisition Statement then Buyer and Seller shall cooperate in good faith to resolve any dispute; provided, however, that if Seller and Buyer are unable to resolve any such dispute within sixty (60) days following the receipt of Buyer or Seller’s proposed changes, such dispute shall be submitted to PricewaterhouseCoopers LLP (the “Accountant”) for resolution. The fees and expenses of the Accountant shall be borne equally by Seller and Buyer. If Seller does not propose any changes to the Asset Acquisition Statement within such forty-five (45) days period then the Asset Acquisition Statement (as prepared by Buyer) shall be deemed final. Buyer and Seller shall file all applicable Tax Returns and reports consistent with the allocation provided in the Asset Acquisition Statement (as finalized) and shall not take any position before an applicable Taxing Authority inconsistent with the Asset Acquisition Statement unless otherwise required by a “determination” within the meaning of Section 1313(a) of the Code.

Section 2.9. Withholding.

Buyer (and its agents) shall be entitled to deduct and withhold from any consideration payable pursuant to this Agreement such amounts as are required to be deducted or withheld therefrom under any applicable Law. In such case, to the extent such amounts are so deducted or withheld and timely paid over to the applicable Taxing Authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth on the disclosure schedule delivered to Buyer on the date hereof (the “Disclosure Schedule”), Seller represents and warrants to Buyer as follows:

Section 3.1. Organization and Good Standing.

Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite corporate power and authority to own, lease and operate the Acquired Assets and to conduct the Platform as currently conducted and to perform all of its obligations under the Transaction Agreements. Seller is duly qualified and authorized to conduct business and is in good standing under the laws of each jurisdiction in which it owns or leases real property and in each other jurisdiction where such qualification or authorization is required, except where the lack of such qualification or authorization has not had and would not reasonably be expected to have a Material Adverse Effect.

Section 3.2. Power and Authority.

Seller has all requisite corporate power and authority to enter into, deliver and perform its obligations under the Transaction Agreements and to carry out the Contemplated Transactions. Seller has duly authorized and approved, by all required action on the part of Seller, the execution, performance and delivery of the Transaction Agreements and the consummation of the Contemplated Transactions, and each of the Transaction Agreements constitutes a legal, valid and binding obligation of Seller, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles. No approval or action of the shareholders of Seller is required in connection with the Contemplated Transactions.

Section 3.3. No Conflict; No Violation of Laws.

The execution, delivery and performance by Seller of each of the Transaction Agreements and the consummation of the Contemplated Transactions, and the compliance with or fulfillment of the terms, conditions or provisions hereof and thereof will not: (i) contradict, conflict with or result in the breach or violation of any provision of the Governing Documents of Seller, (ii) contradict, conflict with or result in the breach or violation of (with or without notice or lapse of time or both) any Law applicable to Seller or by which its properties are bound or affected, with respect to the Platform and/or the Acquired Assets, (iii) result in the creation of, or require the creation of, any Lien upon any of the Acquired Assets or (iv) require on the part of Seller or Buyer any notice to or filing with, or any Consent of, any Governmental Authority or any other Person, except (A) in the cases of clauses (i), (ii) or (iii), to the extent such conflict, liability or Lien would not reasonably be expected to have a Material Adverse Effect and (B) in the case of clause (iv), other than any notice or Consent for which the failure to make such notice or obtain such Consent would not reasonably be expected to have a Material Adverse Effect.

Section 3.4. Ownership of Assets; Condition, Title and Sufficiency of Assets.

(a) Excluding any Retained Assets, Real Property and Employees, the Acquired Assets constitute all of the assets (including, Contracts, Permits, Intellectual Property, pre-clinical data, and clinical data) that are owned by Seller and its Affiliates that are necessary for Buyer to conduct, own and operate the Platform as it has been conducted, owned and operated by Seller in the Ordinary Course as of and prior to the date hereof, including (i) every such asset that Seller used in connection with the research, development, manufacturing, use, storage, keeping, importing, exporting, commercialization, sale and other exploitation of FXR314, the Platform and the Acquired Intellectual Property, and (ii) every asset that […***…] development, manufacturing, use, storage, keeping, importing, exporting, commercialization, sale and other exploitation of FXR314, the Platform and Acquired Intellectual Property other than rights to assets that are generally commercially available pursuant to standard terms and conditions. Other than the Licensed Intellectual Property, none of Seller’s Affiliates own any asset […***…] to so conduct, own and operate the Platform and the Acquired Intellectual Property.

(b) The tangible personal property constituting the Acquired Assets owned or used by Seller in the conduct, ownership or operation of the Platform is in good operating condition and repair, ordinary wear and tear excepted, and is reasonably fit and usable for the purpose for which it is being used. Subject to this Section 3.4, Seller has good, valid and marketable title to or an enforceable license or leasehold interest in the tangible Acquired Assets free and clear of any Liens, other than Permitted Liens and at the Closing, Buyer will acquire good and valid title to, or an enforceable license or leasehold interest in, all of the tangible Acquired Assets, free and clear of all Liens, except for Permitted Liens.

Section 3.5. Real Property.

Seller is not conveying any interest in Real Property in connection with the Contemplated Transactions.

Section 3.6. Contracts.

(a) Schedule 3.6(a) sets forth all of the following legally binding contracts, leases (excluding any lease for Real Property), indentures, mortgages, notes, bonds, loans, licenses, sublicenses, instruments, commitments, sales, purchase orders and other arrangements, undertakings, obligations or understandings, oral or written, formal or informal, currently in effect to which Seller is a party and that are used in the conduct, ownership or operation of the Platform and Acquired Assets (together with the Intellectual Property Licenses set forth in Schedule 3.12(f),the “Contracts”):

(i) Contracts involving aggregate payments by or to Seller in respect of the Platform in excess of $[…***…] in any twelve (12)-month period that are not cancellable on thirty (30) days’ or less than thirty (30) days’ notice;

(ii) Contracts that are partnership, joint venture or similar agreements;

(iii) Contracts that are research and development agreements, clinical trial agreements, clinical research agreements or similar agreements;

(iv) Contracts with respect to the acquisition or disposition of a material portion of the Platform and/or Acquired Assets;

(v) Contracts that contain non-competition or non-solicitation provisions, or any other material restrictions on the conduct, ownership or operation of the Platform (including geographical restrictions);

(vi) Contracts that contain an option or grants any right of first refusal or right of first offer, right of first negotiation or similar right in favor of a party other than Seller or that limits or purports to limit the ability of Seller to own, operate, sell, transfer, pledge or otherwise dispose of any item of the Acquired Assets or the Platform;

(vii) Contracts with a Governmental Authority;

(viii) Contracts that involve the grant of any sublicensed rights, Intellectual Property, Know-How or shared Know-How;

(ix) Contracts involving a grant of any license, covenant not to assert, or other right under Intellectual Property where the grantor is to make or receive payments of more than $[…***…] per annum (excluding, for the avoidance of doubt, licenses for commercially-available “off the-shelf” software);

(x) Contracts in which Seller has (A) granted development rights, “most favored nation” pricing provisions, or marketing or distribution rights relating the Platform or Acquired Assets or (B) agreed to purchase a minimum quantity of goods relating to the Platform or Acquired Assets or has agreed to purchase goods relating to the Platform or Acquired Assets exclusively from a certain party;

(xi) Contracts involving a manufacturing, supply or tolling agreement or arrangement that commits Seller to purchase goods or supplies in excess of $[…***…] in any twelve (12) month period; and

(xii) All other Contracts to which Seller or any Affiliate of Seller is a party, which are material to the Platform.

(b) A true and complete copy of each Acquired Contract has been made available to Buyer. All Acquired Contracts are legal, valid, binding and in full force and effect and enforceable by Seller in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles. As to each Acquired Contract, there does not exist thereunder any material breach or default on the part of Seller or, to the Knowledge of Seller, any other party to such Acquired Contract, and no event has occurred that (with or without the lapse of time or the giving of notice or both) would constitute a breach or default by Seller or (to the Knowledge of Seller) any other party thereunder and Seller has not received any written notice of such breach or default. No party to any of the Acquired Contracts has exercised any termination rights with respect thereto, and no such party has given written notice to Seller of any significant dispute with respect to any Acquired Contract. Except as set forth on Schedule 3.6(b), none of the execution and delivery of this Agreement by Seller or the consummation of the Contemplated Transactions will conflict with, or result in any violation, breach of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any material obligation or the loss of a material benefit under any provision of any Acquired Contract.

Section 3.7. Litigation.

As of the date hereof, (a) there is no Legal Proceeding pending or, to the Knowledge of Seller, threatened against Seller or its Affiliates with respect to the Platform or the Acquired Assets before any arbitrator, mediator or Governmental Authority, and (b) no Legal Proceedings are pending or, to the Knowledge of Seller, threatened against Seller or its Affiliates that would adversely affect the ability of (i) Seller to consummate the Contemplated Transactions or (ii) Buyer to conduct, own or operate, research, develop, manufacture, use, store, keep, import, export, commercialize, sell or otherwise exploit the Platform and Acquired Intellectual Property following the Closing without interruption. Neither the Platform nor any of the Acquired Assets is subject to or in breach or violation of any outstanding Governmental Order or settlement issued or approved by any Governmental Authority. There are no Legal Proceedings pending in which Seller is the plaintiff or claimant and that relate to the Acquired Assets or the Platform.

Section 3.8. Absence of Changes or Events.

(a) Since September 30, 2024, there has been no change, occurrence or circumstance or event that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect. Without limiting the generality of the foregoing, except as set forth in Schedule 3.8, since September 30, 2024:

(i) Seller has conducted, owned and operated the Platform in the Ordinary Course, and has not sold, leased, transferred, or assigned any of the Acquired Assets, tangible or intangible, outside the Ordinary Course;

(ii) Seller has not entered into any Contract with respect to the Platform and the Acquired Assets outside the Ordinary Course;

(iii) No party, including Seller, has (i) accelerated, terminated, made material modifications to, canceled, rescinded, or waived or entered into an accord and satisfaction with respect to any term, condition or provision of, any Acquired Contract with respect to the Platform to which Seller is a party or by which it or any of the Acquired Assets is bound or (ii) provided written notice to Seller of its intention to take any such action.

(iv) To the Knowledge of Seller, no party has imposed any Liens upon any of the Acquired Assets, tangible or intangible;

(v) Seller has not made any capital expenditures with respect to the Platform outside the Ordinary Course;

(vi) Seller has not granted any license or sublicense of any rights under or with respect to any Acquired Intellectual Property outside the Ordinary Course or that would prevent or restrict Buyer from the research, development, manufacturing, use, storage, keeping, importing, exporting, commercialization, sale or other exploitation of any Acquired Intellectual Property or the Platform following the Closing; and

(vii) Seller has not committed to do, effect, implement or acquiesce to any of the actions described in this Section 3.8.

Section 3.9. Compliance with Laws; Regulatory Compliance.

(a) (i) Seller is and since the 2023 Closing Date, has been, and (ii) the Platform is and since the 2023 Closing Date has been, conducted, owned and operated in compliance with any Law or Governmental Order that is applicable to the conduct, ownership or operation of the Platform or the ownership or use of any of the Acquired Assets.

(b) With respect to the Platform and Acquired Assets:

(i) Seller has obtained and has held, all necessary and applicable Permits (including Environmental Permits) required by any Governmental Authority or Law to conduct, own, operate, develop and commercialize the Platform for activities conducted to date since the 2023 Closing Date, except where the failure to hold such Permits has not had a Material Adverse Effect and would not reasonably be expected to have a Material Adverse Effect. Such necessary and required Permits to conduct, own and operate the Platform and to own or hold the Acquired Assets are listed on Schedule 3.9(b)(i) and such Permits are in full force and effect;

(ii) Seller is, and since the 2023 Closing Date has been, in material compliance with all terms and conditions of such necessary and applicable Permits under clause (i) for such conduct, ownership, operation, development and commercialization activities and with all applicable legal requirements pertaining to such activities, with respect to the Platform and the Acquired Assets which are not required to be the subject of a Permit; and

(iii) Seller is, and since the 2023 Closing Date has been, in compliance in all material respects with all legal requirements regarding registration, license or certification for each site at which a product candidate is manufactured.

(c) Since the 2023 Closing Date, Seller has not received from any Governmental Authority any written notice of, or been charged by any Governmental Authority with, the violation of or Liability under any Laws with respect to the Platform or the Acquired Assets. Seller is not under investigation with respect to a material violation of or Liability under any Laws as it relates to the Platform or the Acquired Assets.

(d) All preclinical studies and clinical trials, and other studies and tests conducted in connection with the Platform have been, and if still pending are being, conducted in material compliance with research protocols and all applicable Laws, including, but not limited to, the Food, Drug and Cosmetic Act and its applicable implementing regulations at 21 C.F.R. Parts 50, 54, 56, 58 and 312. Since the 2023 Closing Date, no clinical trial conducted in connection with the Platform has been terminated or suspended prior to completion, and neither the FDA nor any other applicable Governmental Authority, clinical investigator that has participated or is participating in, or institutional review board that has or has had jurisdiction over, a clinical trial conducted in connection with the Platform has commenced, or, to the Knowledge of Seller, threatened to initiate, any action to place a clinical hold order on, or otherwise terminate, delay or suspend, any proposed or ongoing clinical investigation conducted or proposed to be conducted in connection with the Platform. Schedule 3.9(d) lists all clinical trial investigatory sites, identifying as to each such site whether Seller has conducted a regulatory assessment and audit of such site.

(e) Neither Seller nor any person acting on its behalf has, with respect to the Platform, (i) been subject to a Governmental Authority shutdown or import or export prohibition or (ii) received any FDA Form 483, or other notice of inspectional observations, “warning letters,” “untitled letters” or written requests or requirements to make any change to any product candidate or any of Seller’s processes or procedures, or any similar correspondence from any Governmental Authority in respect of the Platform alleging or asserting noncompliance with any applicable Law, permit or any such requests or requirements of a Governmental Authority and, to the Knowledge of Seller, no Governmental Authority is considering such action.

(f) All products of the Platform, if any, that are, as of the date hereof, subject to the jurisdiction of the FDA or Governmental Authorities in other jurisdictions are being manufactured, imported, exported, processed, developed, labeled, stored, tested and detailed by or on behalf of Seller in material compliance with all applicable requirements under any Permit or applicable Law, including those relating to investigational use, premarket approval and applications or abbreviated applications to market a new pharmaceutical product. To the extent applicable in connection with the Platform, all applications, notifications, submissions, information, claims, reports and statistics, and other data and conclusions derived therefrom, utilized as the basis for or submitted in connection with any and all requests for a Permit from the FDA or other applicable Governmental Authority relating to the Platform, when submitted to the FDA or other applicable Governmental Authority, were true, complete and correct in all material respects as of the date of submission and any […***…] updates, changes, corrections or modification to such applications, submissions, information and data have been submitted to the FDA or other applicable Governmental Authority.

(g) With respect to the Platform and the Acquired Assets, since the 2023 Closing Date, none of Seller or any of its officers, employees or agents, or, to the Knowledge of Seller, any clinical investigator acting for the Platform, has (i) made an untrue statement of a material fact or fraudulent statement to any Governmental Authority, (ii) failed to disclose a material fact required to be disclosed to any Governmental Authority, or (iii) committed an act, made a statement, or failed to make a statement, including with respect to any scientific data or information, that, at the time such disclosure was made or failure to disclose occurred, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Reg. 46191 (Sept. 10, 1991), and any amendments thereto, or any similar policy or any other statute or regulation regarding the communication or submission of false information to any applicable Governmental Authority. None of Seller or any of its officers, employees, agents or, to the Knowledge of Seller, any clinical investigator acting for the Platform, is or has been convicted of any crime or engaged in any conduct that has resulted in, or would reasonably be expected to result in, debarment from participation in any program related to pharmaceutical products pursuant to 21 U.S.C. Section 335a (a) or (b).

Section 3.10. Employee Matters.

(a) There are no Employees or other service providers, or Liabilities related thereto, included in the Acquired Assets or Assumed Liabilities.

(b) None of Seller or any of its ERISA Affiliates has, or has had in the past six years, any Liability with respect to (i) a plan or arrangement that is subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, including a “multiemployer plan” as defined in Section 3(37) of ERISA, or (ii) a plan that provides post-retirement health, welfare or life insurance benefits to Employees or other current or former service providers (other than health continuation coverage required by law).

Section 3.11. Taxes.

(a) All material Tax Returns required to be filed by Seller or any Affiliated Group of which Seller is or was a member with respect to the Platform or the Acquired Assets have been duly and timely filed (taking into account applicable extensions) and all such Tax Returns are true, correct and complete in all material respects. Seller has paid (or caused to be paid) all Taxes with respect to the Platform or the Acquired Assets that are due and payable.

(b) There is no Tax Contest now proposed in writing or, to the Knowledge of Seller, pending against or with respect to the Platform or the Acquired Assets. All deficiencies asserted or assessments made by any Taxing Authority with respect to the Platform or the Acquired Assets have been fully paid, settled or withdrawn.  There are no outstanding extensions or waivers of the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, Taxes with respect to the Platform or Acquired Assets.

(c) No Acquired Contract is a Tax allocation, Tax sharing, Tax indemnification or similar Contract that would, in any manner, bind, obligate or restrict Buyer or its Affiliates (or the Platform or the Acquired Assets).

(d) There are no Liens for Taxes on the Acquired Assets, except for Permitted Liens.

Section 3.12. Intellectual Property; Know-How.

(a) Schedule 3.12(a) sets forth a complete and accurate list of all registered and pending applications for registration of Intellectual Property included in the Acquired Intellectual Property. Schedule 3.12(a) lists (i) the owner of record for each such item of Acquired Intellectual Property, (ii) the jurisdictions in which each such item of Acquired Intellectual Property has been issued, registered, otherwise arises or in which any such application for such issuance and registration has been filed and (iii) the registration or application date, as applicable. Seller and its Affiliates do not own, purport to own, or use any Trademarks that are directly related to, used in connection with, or necessary for the Platform. The Acquired Intellectual Property disclosed in Schedule 3.12(a), including all Intellectual Property required to be disclosed in Schedule 3.12(a), are subsisting and, to the extent registered or issued are, to the Knowledge of Seller, valid and enforceable. All necessary registration, maintenance, renewal, and other relevant filing fees due through the Closing Date in connection with the Acquired Intellectual Property have been timely paid or will be timely paid by the Closing Date and all necessary Documents and certificates in connection with the Acquired Intellectual Property have been timely filed or will be timely filed by the Closing Date with the relevant authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Intellectual Property in full force and effect. There are, as of the date of this Agreement, no filings, payments or similar actions that must be taken by Seller or any of its Affiliates within sixty (60) days following the Closing Date for the purposes of obtaining, maintaining, perfecting or renewing any such registrations and applications.

(b) Seller or one of its Affiliates exclusively owns all of the Acquired Intellectual Property, free and clear of all Liens (other than Permitted Liens and those specified licenses included in Schedule 3.12(f)). Without limiting the warranty in Section 3.4, the Acquired Intellectual Property and the Intellectual Property Licenses include all of the Intellectual Property owned by Seller and its Affiliates that is necessary and sufficient for Seller and its Affiliates to conduct, own and operate the Platform in the manner in which it is currently conducted, owned and operated.

(c) Seller and each of its Affiliates has made arrangements with each of their respective Employees, Former Employees, consultants, officers, directors and agents with access to any material trade secrets included in the Acquired Know-How, and has taken reasonable security measures, to maintain the confidentiality, secrecy and value of trade secrets included in the Acquired Know-How. No such trade secrets have been authorized to be disclosed or have been actually disclosed by Seller or any of its Affiliates to any Person other than pursuant to a written non-disclosure agreement or written confidentiality obligation restricting the disclosure and use of such trade secrets. Each of Seller’s and its Affiliates’ Employees, Former Employees, consultants, officers, directors and agents who had or has access to any material trade secrets included in the Acquired Know-How has entered into a written non-disclosure and invention assignment agreement, in forms reasonably acceptable to Seller, which forms Seller has provided to Buyer prior to the date hereof. No Employee, Former Employee, consultant, officer, director or agent of Seller or its Affiliates has, and no other Person has, any right, title or interest, directly or indirectly, in whole or in part, in any Acquired Intellectual Property. To the Knowledge of Seller, no Employee, Former Employee, consultant, officer, director or agent of Seller or any of its Affiliates that is or has engaged in any work related to the Platform or Acquired Intellectual Property is in default or breach of any material term of any employment agreement, non-disclosure agreement, assignment of invention agreement or similar agreement.

(d) (i) The Acquired Intellectual Property (excluding any Patents therein) and the conduct, ownership and operation of the Platform have not in the last […***…] years, and do not, infringe upon, misappropriate or otherwise violate, any Intellectual Property rights (other than Patent rights) of any Person; and (ii) to the Knowledge of Seller, the conduct, ownership, and operation of the Platform has not in the last […***…] years, and does not, infringe upon, misappropriate or otherwise violate, any Patent rights of any Person. Seller and its Affiliates have not directly or indirectly conducted or commissioned, and Seller is not aware of, any freedom to operate, validity, or enforceability studies or opinions with regard to the Acquired Intellectual Property or the Platform. Solely with respect to the Acquired Intellectual Property, neither Seller nor any of its Affiliates has received since the 2023 Closing Date or is the subject of any pending or, to the Knowledge of Seller, threatened Legal Proceedings alleging any interference, infringement, misappropriation or other violation by Seller or any of its Affiliates, or challenging the ownership, use, validity or enforceability of any Acquired Intellectual Property (including any claim that Seller or any of its Affiliates must license or refrain from using any Intellectual Property rights of any Person) related to any valid or enforceable Intellectual Property rights of any Person. To the Knowledge of Seller, there are no facts or circumstances that would form the basis for any such claim or challenge.

(e) Except with respect to licenses of generally commercially available or off-the-shelf Software or services available on reasonable terms for a license fee of no more than $[…***…], and except pursuant to the Intellectual Property Licenses listed in Schedule 3.12(f), Seller and its Affiliates are not required to make any payments by way of royalties, fees or otherwise to any owner, licensor of, or other claimant to, any Acquired Intellectual Property, or any other Person, with respect to the use thereof or in connection with the conduct, ownership and operation of the Platform.

(f) Schedule 3.12(f) sets forth a complete and accurate list of all Intellectual Property Licenses. Seller has delivered to Buyer true, correct and complete copies of each Intellectual Property License set forth in Schedule 3.12(f), together with all amendments, modifications or supplements thereto. Seller has, and will transfer to Buyer at the Closing, good and valid title to the Intellectual Property Licenses, free and clear of all Liens or obligations to others.

(g) (A) To the Knowledge of Seller, no Person is infringing upon, misappropriating or otherwise violating any Acquired Intellectual Property, and (B) no such claims have been made by Seller or any of its Affiliates against any Person.

(h) Schedule 3.12(h) sets forth a complete and accurate list of (i) all Software included in the Acquired Intellectual Property owned exclusively by Seller or any of its Affiliates that is material to the conduct, ownership and operation of the Platform and (ii) all other Software used in the Platform that is not exclusively owned by Seller or its Affiliates, excluding commercially available, “off-the-shelf” Software available on reasonable terms for a license fee of no more than $[…***…]. No open source software or freeware has been incorporated into the Platform in a manner that would require the public disclosure of any source code included in the Acquired Intellectual Property or that would otherwise transfer or materially diminish the rights of ownership in the Platform.

(i) Seller and its Affiliates are in compliance in all material respects with any Laws or regulations relating to privacy, data protection, anti-spam, personally identifiable information, and similar consumer protection laws.

(j) No funding, facilities, or personnel of any Governmental Authority or any university, college, or other educational institution, or research center are or were used, in whole or in part in the development of any Acquired Intellectual Property. No individual Person who contributed to the creation or development of any Acquired Intellectual Property has performed services for the government or a university, college, other educational institution or research center during a period of time during which such Person was also performing services for Seller or any of its Affiliates with respect to the Platform in a manner that would result in such government, university, college, institution, or research center having rights or interests in or to the Platform.

(k) Neither the execution of this Agreement or the consummation of the Contemplated Transactions will result in (i) the loss or impairment of Buyer’s right to own or use any of the Acquired Intellectual Property or (ii) the payment of any additional consideration by Buyer for Buyer’s right to own or use any of the Acquired Intellectual Property provided that such use is substantially consistent with historic use by Seller and its Affiliates.

Section 3.13. No Broker’s or Finder’s Fees.

No agent, broker, or finder acting on behalf of Seller or any of its Affiliates is or will be entitled to any broker’s or finder’s fee or any other commission or fee in connection with any of the Contemplated Transactions.

Section 3.14. No Inducement or Reliance.

(a) Seller has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by Buyer (or its Affiliates, officers, directors, employees, agents or representatives) that are not expressly set forth in Article IV hereof, whether or not any such representations, warranties or statements were made in writing or orally.

(b) Seller acknowledges that Buyer (or its Affiliates, officers, directors, employees, agents or representatives) does not make, will not make and has not made any representation or warranty, express or implied, as to the prospects of the Platform or the achievement of any of the Milestones.

Section 3.15. Disclaimer.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, NEITHER SELLER NOR ANY OF ITS AFFILIATES, REPRESENTATIVES OR ADVISORS HAS MADE, OR SHALL BE DEEMED TO HAVE MADE, TO BUYER OR ANY OTHER PERSON ANY REPRESENTATIONS OR WARRANTIES OTHER THAN THOSE EXPRESSLY MADE BY SELLER IN THIS ARTICLE III. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, NO REPRESENTATION OR WARRANTY HAS BEEN MADE OR IS BEING MADE HEREIN TO BUYER OR ANY OTHER PERSON (A) AS TO MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR QUALITY, WITH RESPECT TO ANY TANGIBLE ASSETS OR AS TO THE CONDITION OR WORKMANSHIP THEREOF OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT (OR ANY OTHER REPRESENTATION OR WARRANTY REFERRED TO IN SECTION 2-312 OF THE UNIFORM COMMERCIAL CODE OF ANY APPLICABLE JURISDICTION), (B) WITH RESPECT TO ANY PROJECTIONS, FORECASTS, BUSINESS PLANS, ESTIMATES OR BUDGETS DELIVERED TO OR MADE AVAILABLE TO BUYER OR (C) WITH RESPECT TO ANY OTHER INFORMATION OR DOCUMENTS MADE AVAILABLE AT ANY TIME TO BUYER OR ANY OTHER PERSON.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

Section 4.1. Organization and Good Standing.

Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Indiana, and has all requisite corporate power and authority to own, lease and operate its properties and to conduct its business as currently conducted.

Section 4.2. Power and Authority.

Buyer has all requisite corporate power and authority to enter into, deliver and perform its obligations under the Transaction Agreements and to carry out the Contemplated Transactions. Buyer has duly authorized the execution and delivery of the Transaction Agreements and the Contemplated Transactions. Each of the Transaction Agreements constitutes a valid and binding obligation of Buyer, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

Section 4.3. No Conflict; No Violation of Laws.

The execution, delivery and performance by Buyer of each of the Transaction Agreements and the consummation of the Contemplated Transactions, and the compliance with or fulfillment of the terms, conditions or provisions hereof and thereof will not: (i) conflict with or result in the breach or violation of any provision of the Governing Documents of Buyer, (ii) conflict with or result in the breach or violation of (with or without notice or lapse of time or both) any Law applicable to Buyer or by which its properties are bound or affected, (iii) result in the creation of, or require the creation of, any Lien upon any of the assets of Buyer or (iv) require on the part of Seller or Buyer any notice to or filing with, or any authorization, consent or approval of, any Governmental Authority or any other Person except (A) in the cases of clauses (i), (ii) or (iii), to the extent such conflict, liability or Lien would not, individually or in the aggregate, adversely affect the ability of Buyer to perform its obligations under the Transaction Agreements and (B) in the cases of clause (iv), other than any notice or Consent for which the failure to make such notice or obtain such Consent would not reasonably be expected to adversely affect the ability of Buyer to perform its obligations under the Transaction Agreements.

Section 4.4. Litigation.

As of the date of this Agreement, there is no Legal Proceeding that is pending or, to the knowledge of Buyer, threatened against Buyer that in any manner challenges or seeks to prevent, enjoin, alter or delay the Contemplated Transactions.

Section 4.5. Financial Capacity.

Buyer has, or has access to, and will have available on the Closing Date, funds in an amount that is sufficient to pay the Purchase Price and to consummate the Contemplated Transactions as required by and in accordance with this Agreement.

Section 4.6. No Broker’s or Finder’s Fees.

No agent, broker, or finder acting on behalf of Buyer or any of its Affiliates is or will be entitled to any broker’s or finder’s fee or any other commission or fee in connection with any of the Contemplated Transactions.

Section 4.7. Investigation.

Buyer is knowledgeable about the industry in which the Platform operates and the Laws and regulations applicable to the Platform, and is experienced in the acquisition and management of businesses. Buyer has been afforded reasonable access to the books and records, facilities and personnel of the Platform for purposes of conducting a due diligence investigation of the Platform. Buyer has conducted a reasonable due diligence investigation of the Platform in form and substance acceptable to Buyer and has received answers to all inquiries it has made with respect to the Platform that are satisfactory to Buyer.

Section 4.8. No Inducement or Reliance; Independent Assessment.

(a) Buyer has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by Seller (or its Affiliates, officers, directors, employees, agents or representatives) that are not expressly set forth in Article III hereof (including the Disclosure Schedule), whether or not any such representations, warranties or statements were made in writing or orally.

(b) Buyer acknowledges that Seller (or its Affiliates, officers, directors, employees, agents or representatives) does not make, will not make and has not made any representation or warranty, express or implied, as to the prospects of the Platform or its profitability for Buyer, or with respect to any forecasts, projections or business plans made available to Buyer (or its Affiliates, officers, directors, employees, agents or representatives) in connection with Buyer’s review of the Platform.

Section 4.9. Disclaimer.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, NEITHER BUYER NOR ANY OF ITS AFFILIATES, REPRESENTATIVES OR ADVISORS HAS MADE, OR SHALL BE DEEMED TO HAVE MADE, TO SELLER OR ANY OTHER PERSON ANY REPRESENTATIONS OR WARRANTIES OTHER THAN THOSE EXPRESSLY MADE BY BUYER IN THIS ARTICLE IV.

ARTICLE V
COVENANTS PRIOR TO CLOSING

Section 5.1. Conduct of Business.

(a) Except as otherwise required or contemplated by this Agreement, during the period from the date of this Agreement to the Closing Date, Seller shall, except as otherwise approved in writing by Buyer (such approval not to be unreasonably withheld, conditioned or delayed), (i) use commercially reasonable efforts to maintain the Acquired Assets and the Platform in substantially the same state of repair, order and condition as they were on the date hereof and (ii) comply with the requirements of the Acquired Contracts related to or used in connection with the Platform and any applicable Law.

(b) Without limiting the generality of the foregoing and except as required or contemplated by this Agreement or any other Transaction Agreement, during the period from the date of this Agreement through the Closing Date, Seller shall not take any of the following actions in relation to the Acquired Assets or the Platform without the written consent of Buyer (such consent not to be unreasonably withheld, conditioned or delayed):

(i) voluntarily incur any Liability that is not a Retained Liability other than in the Ordinary Course or in connection with the performance or consummation of the Contemplated Transactions;

(ii) divest, sell or otherwise dispose of, or encumber, any Acquired Assets;

(iii) enter into, terminate or amend any Contract in connection with the Platform or the Acquired Assets that would have been required to be set forth in Schedule 3.6(a) if such Contract had been in effect on the date hereof (other than (A) terminations of Contracts as a result of the expiration of the term of such Contracts, or (B) renewals in the Ordinary Course);

(iv) enter into or amend any transaction with an Affiliate related to the Platform or the Acquired Assets;

(v) settle or commence any claim, action, suit or Legal Proceeding relating to the Platform or the Acquired Assets;

(vi) fail to pay any maintenance or similar fees, or fail to take any other actions necessary to prevent the abandonment, loss or impairment of any Acquired Intellectual Property;

(vii) sell, assign, license, transfer, convey, or otherwise dispose of any Acquired Intellectual Property or terminate, amend, restate, supplement or waive any rights under any Intellectual Property License;

(viii) correspond or communicate with the FDA or any similar Governmental Authority in writing with respect to the Platform or the Acquired Assets without providing Buyer prior notice thereof;

(ix) plan, initiate, supervise or conduct any preclinical and clinical trials with respect to the Platform (other than preclinical and clinical trials that were conducted, initiated or supervised in connection with the Platform prior to the date hereof); or

(x) authorize, agree, resolve or consent to any of the foregoing.

(c) Nothing contained in this Agreement shall give to Buyer, directly or indirectly, rights to control or direct the operations of the Platform prior to the Closing Date. Prior to the Closing Date, Seller shall exercise, consistent with and subject to the terms and conditions of this Agreement, complete control and supervision of the Platform. Notwithstanding anything to the contrary in this Agreement, no consent of Buyer shall be required with respect to any matter set forth in this Section 5.1 or elsewhere in this Agreement to the extent that the requirement of such consent would violate or conflict with applicable Law.

Section 5.2. Access To Information.

During the period from the date hereof and continuing until the second (2nd) anniversary of the Closing Date (or solely to the extent that such access or information is required in connection with regulatory approval process for FXR314 (or any other compound derived from the Platform), until the Milestone Expiration Date), Seller shall (a) give Buyer and its Representatives reasonable access to the employees, facilities and the books and records relating to the Platform as Buyer may reasonably request, (b) permit Buyer to make such inspections relating to the Platform as it may reasonably require and (c) during such period furnish as promptly as practicable to Buyer any information concerning the Platform that Buyer may reasonably request; provided, however, that such access or furnishing of information shall be conducted at Buyer’s expense, during normal business hours, under the supervision of Seller’s personnel, in such a manner that does not unreasonably interfere with the normal operations and conduct of business of Seller, and Buyer and its Representatives shall give reasonable prior notice of all such access and visits to Curtis Tyree or another designated officer of Seller. Notwithstanding anything to the contrary set forth in this Agreement, (a) Buyer shall not have access to (i) personnel records of Seller relating to individual performance or evaluation records, medical histories, or (ii) information that, in Seller’s reasonable opinion, Seller is under a contractual or legal obligation not to supply, (b) Seller shall not be required to take any action that would constitute a waiver of attorney client or other privilege or would compromise Seller’s confidential information not related to the Platform, and (c) in no event shall Buyer be permitted to conduct any sampling of soil, sediment, groundwater, surface water or building material without the prior written consent of Seller; provided that, in the case of clause (a)(ii) and (b), Seller shall use commercially reasonable efforts to work in good faith with Buyer to determine a manner to provide such information or access in a manner that would not violate such obligations or waive such privilege.

Section 5.3. Satisfaction of Conditions Precedent.

Subject to the terms and conditions set forth herein and to applicable legal requirements, each of the parties shall cooperate and use their respective commercially reasonable efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, and assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Contemplated Transactions, including the satisfaction of the respective conditions set forth in Article VI.

Section 5.4. Further Assurances; Consents of Third Parties; Governmental Approvals.

Seller and Buyer shall cooperate with the other party and use their respective reasonable best efforts to promptly take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to Closing to be satisfied as promptly as practicable and to consummate the Contemplated Transactions; provided, however, that such action shall not include any requirement of Buyer, Seller or any of their respective Affiliates or Representatives to pay money to any third party, commence or participate in any Legal Proceeding or offer or grant any accommodation (financial or otherwise) to any third party. Without limiting the foregoing, prior to the Closing, Seller shall use its reasonable best efforts to obtain the Consents from, and provide such notices to, Governmental Authorities and third parties under the Acquired Contracts set forth on Schedule 6.1(c) as are required and necessary to accomplish the assignment of the Acquired Contracts to Buyer.

ARTICLE VI
CONDITIONS PRECEDENT TO THE CLOSING

Section 6.1. Conditions to the Obligations of Buyer.

The obligation of Buyer to close the Contemplated Transactions is subject to the fulfillment or satisfaction on and as of the Closing of each of the following conditions (any one or more of which may only be waived in whole or in part by Buyer at its sole discretion).

(a) Accuracy of Representations and Warranties. The representations and warranties of Seller contained in Article III (other than the Fundamental Representations) shall be true and correct in all material respects (disregarding for this purpose all qualifications or exceptions in such representations and warranties relating to materiality or Material Adverse Effect) on and as of the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties that address matters only as of a specific date, which representations and warranties shall continue as of the Closing Date to be true and correct as of such specific date) and the Fundamental Representations applicable to Seller shall be true and correct in all respects on and as of the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties that address matters only as of a specific date, which representations and warranties shall continue as of the Closing Date to be true and correct as of such specific date).

(b) Covenants. Seller shall have performed or complied in all material respects with its agreements and covenants required to be performed or complied with in Article V as of or before the Closing Date.

(c) Third Party Consents and Notices. Seller shall have obtained those Consents and provided those notices listed on Schedule 6.1(c) in a form reasonably satisfactory to Buyer and copies thereof shall have been delivered to Buyer.

(d) Closing Deliverables. Seller shall have delivered to Buyer the items set forth in Section 2.7(a).

(e) No Litigation, Injunction or Illegality. No Governmental Order or other legal restraint or prohibition shall be in effect that in any case would (i) prevent, restrain, enjoin or prohibit a substantial portion of the Contemplated Transactions or (ii) cause the Contemplated Transactions to be rescinded. There must not be any Law in effect that makes the consummation of a substantial portion of the Contemplated Transactions in accordance with this Agreement illegal.

(f) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect.

Section 6.2. Conditions to the Obligations of Seller.

The obligation of Seller to close the Contemplated Transactions is subject to the fulfillment or satisfaction on and as of the Closing Date of each of the following conditions (any one or more of which may only be waived in whole or in part by Seller at its sole discretion).

(a) Accuracy of Representations and Warranties. The representations and warranties of Buyer contained in Article IV shall be true and correct in all material respects (disregarding for this purpose all qualifications or exceptions in such representations and warranties relating to materiality or Material Adverse Effect) on and as of the date of this Agreement and on and as of the Closing Date as though made as of the Closing Date (except for representations and warranties that address matters only as of a specific date, which representations and warranties shall continue as of the Closing Date to be true and correct as of such specific date).

(b) Covenants. Buyer shall have performed or complied in all material respects with its agreements and covenants required to be performed or complied with in Article V as of or before the Closing Date.

(c) Closing Deliverables. Buyer shall have delivered to Seller the items set forth in Section 2.7(b).

(d) No Litigation, Injunction or Illegality. No Governmental Order or other legal restraint or prohibition shall be in effect that in any case would (i) prevent, restrain, enjoin or prohibit a substantial portion of the Contemplated Transactions or (ii) cause the Contemplated Transactions to be rescinded. There must not be any Law in effect that makes the consummation of a substantial portion of the Contemplated Transactions in accordance with this Agreement illegal.

ARTICLE VII
TERMINATION OF AGREEMENT

Section 7.1. Termination Events.

(a) This Agreement may be terminated at any time before the Closing:

(i) By the mutual written consent of Buyer and Seller;

(ii) By either Buyer or Seller for any reason if the Closing has not occurred by the date that is 60 days following the date of this Agreement, unless otherwise mutually agreed in writing by the parties, or such later date as the parties may agree in writing (the “Outside Date”); provided, however, that a party shall not have the right to terminate this Agreement under this provision if the failure to close on or prior to such date is a result of such party’s failure to perform any of its obligations hereunder;

(iii) By either Buyer or Seller if any Governmental Authority has issued a final, non-appealable Governmental Order enjoining, restraining, making illegal or otherwise permanently prohibiting the Contemplated Transactions; provided, that the right to terminate this Agreement under this Section 7.1(a)(iii) shall not be available to a party if it is then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement; or

(iv) By either Buyer or Seller by written notice to the other party in the event of a breach by Buyer, if Seller is seeking to terminate this Agreement, or Seller, if Buyer is seeking to terminate this Agreement, of any representations and warranties, covenant or agreement set forth in this Agreement, where the effect of such breach would be to cause the conditions to the obligation to consummate the Closing of Seller, if the breaching party is Buyer, or Buyer, if the breaching party is Seller, not to be capable of being satisfied, and such breach is not cured by the breaching party within twenty (20) Business Days following receipt of written notice from the terminating party of the breach or alleged breach, which written notice shall state that, unless such breach is cured in accordance with this Section 7.1, the terminating party intends to terminate this Agreement (it being understood that such twenty (20) Business Day cure period shall not extend beyond the date set forth in Section 7.1(a)(ii)).

(b) Any termination of this Agreement under this Section 7.1 shall be effected by the delivery of written notice by the terminating party to the other party.

Section 7.2. Effects of Termination.

(a) Upon termination of this Agreement pursuant to this Article VII, this Agreement and the rights and obligations of the parties under this Agreement shall automatically end without any Liability against any party or its Affiliates; provided, however, that nothing in this Section 7.2 shall relieve any party from Liability for Fraud, willful misconduct or intentional breach of any provisions of this Agreement prior to termination; and provided, further, that the provisions of this Section 7.2, Section 11.1 (Expenses), Section 11.8 (Governing Law), Section 11.9 (Waiver of Jury Trial) and Section 11.10 (Submission to Jurisdiction) shall remain in force and survive any termination of this Agreement.

(b) If Buyer or Seller terminates this Agreement pursuant to this Article VII, each party shall comply, and shall cause its Affiliates to comply, with the Confidentiality Agreement, including the provisions therein regarding the return or destruction of any documents furnished to the other parties in connection with this Agreement.

ARTICLE VIII
OTHER COVENANTS AND AGREEMENTS

Section 8.1. Non-Competition.

(a) Subject to the successful consummation of the Closing, during the Non-Competition Period, without the prior written consent of Buyer, Seller either alone or in conjunction with or on behalf of any other Person shall not, directly or indirectly, own, invest in, manage, operate, control, consult with, provide information or assistance to, or participate in the ownership, management, operation or control of any business, or university research, whether in corporate, proprietorship or partnership form or otherwise, which engages in the research and development, manufacture, production, distribution, sale, license or other economic exploitation of a Competing Product anywhere in the world (a “Competitive Business”). Except as expressly set forth in this Section 8.1, this Agreement shall not be construed as preventing Buyer and Seller from competing with each other. Until the termination of the Non-Competition Period, to the extent permissible under its then current contractual or confidentiality obligations, Seller shall provide prompt written notice to Buyer if Seller becomes aware that any of its Affiliates engages in a Competitive Business; provided that no such notice shall in any way be construed as an admission of wrongdoing, liability or breach by any Person.

(b) The financial consideration of the undertakings of Seller under this Section 8.1 is included in the Purchase Price. Said undertakings aim at protecting Buyer against any potential loss in value of the Platform that would be the direct consequence of the breach by Seller of such undertakings. Accordingly, Seller hereby expressly and irrevocably undertakes that it shall not claim that any additional compensation shall be due and owing in respect of the undertakings set forth in this Section 8.1.

Section 8.2. Publicity.

(a) The initial press release regarding this Agreement and the Contemplated Transactions shall be made at such time and in such form as Buyer and Seller mutually agree. Neither Buyer nor Seller will issue or make any subsequent press release or public statement with respect to this Agreement or the Contemplated Transactions without the prior written consent of the other party, except as may be required by Law; provided, that the party proposing to issue any press release or similar public announcement or communication in compliance with any such disclosure obligations shall use commercially reasonable efforts to consult in good faith with the other party before doing so.

(b) Except as required by applicable Laws, no party to this Agreement shall publicly disclose a copy of this Agreement, furnish a copy of this Agreement, disclose the terms of this Agreement or disclose that this Agreement exists to any third party or issue any press release or make any public statement regarding the Contemplated Transactions without the prior written consent of the other party. Notwithstanding the foregoing, either party shall be permitted to make any public statement or filing without the prior written consent of the other party, only if such disclosure is required by applicable Laws or the requirements of the SEC, NASDAQ or the New York Stock Exchange, the IRS, state taxing authority or comparable foreign authorities or markets. Notwithstanding anything in this Agreement to the contrary, following the Closing, each of Buyer and Seller shall be permitted to disclose information to employees, advisors, agents or consultants of Buyer or Seller, as applicable, in each case who have a need to know such information, provided that such persons are advised of the confidential nature of the information so disclosed and agree to keep such information confidential.

Section 8.3. Tax Matters.

(a) Mutual Cooperation. Seller and Buyer shall, solely with respect to the Platform and the Acquired Assets, (i) each provide the other with such assistance as may reasonably be requested by either of them in connection with the preparation of any Tax Return, any audit or other examination by any Taxing Authority or any judicial or administrative proceeding with respect to Taxes, (ii) each retain and provide the other with any records or other information that may be relevant to such return, audit, examination or proceeding and (iii) each provide the other with any final determination of any such audit or examination, proceeding or determination that affects any amount required to be shown on any Tax Return of the other for any period (which shall be maintained confidentially).

(b) Transaction Taxes. All Transaction Taxes shall be borne by Seller. Buyer and Seller agree to reasonably cooperate with each other to complete any Tax Returns or other documentation relating to Transaction Taxes that is required to be completed under applicable Law.

(c) Straddle Periods. Any real property Taxes, personal property Taxes, and similar ad valorem obligations levied with respect to the Acquired Assets or the Platform (“Periodic Taxes”) for a taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”) shall be apportioned between Seller and Buyer as of the Closing Date based on the number of days of such taxable period included in the period ending with and including the Closing Date, and the number of days of such taxable period beginning after the Closing Date. All Taxes levied with respect to the Acquired Assets or the Platform payable for any Straddle Period, other than Periodic Taxes, shall be prorated between Seller and Buyer on a “closing of the books” basis as of the end of the day on the Closing Date.

ARTICLE IX
INTELLECTUAL PROPERTY MATTERS

Section 9.1. License to Retained IP.

Seller hereby grants, on behalf of itself and its Affiliates, to Buyer a […***…] license with the right to […***…] under all Licensed Intellectual Property to research, develop, make, have made, use, store, keep, import, export, commercialize, sell and otherwise exploit the Platform and any chemical compounds that are FXR agonists (including FXR314) in each case, including but not limited to FXR314, for any and all uses and purposes, including the diagnosis, prevention and treatment of any and all diseases in humans or animals.

Section 9.2. Omitted Assets.

If, after the Closing, Buyer becomes aware that any items(s) were not included in the Acquired Assets delivered at Closing[…***…] (collectively, “Omitted Assets”) then Seller shall use commercially reasonable efforts to […***…] and, if Seller is unable to […***…], then at a minimum Seller shall provide to Buyer a […***…] such Omitted Assets.

Section 9.3. Know-How Documentation.

Seller shall, at no additional charge and in a timely fashion, use commercially reasonable efforts to transfer to Buyer all Acquired Know-How and any tangible embodiments of the Acquired Know-How existing as of the Closing Date. Such technology transfer shall include in-person, telephonic and/or electronic consultation with employees of Seller or its Affiliates knowledgeable with respect to the Acquired Know-How and access to any relevant Documents, tangible research materials and/or information systems.

Section 9.4. Miscellaneous.

Seller shall execute any documents reasonably requested by Buyer to confirm Buyer’s ownership of the Acquired Intellectual Property and shall use commercially reasonable efforts to facilitate access by Buyer to employees or contractors of Seller who may have information useful for the prosecution, maintenance and enforcement of the Acquired Intellectual Property.

ARTICLE X
INDEMNIFICATION

Section 10.1. Survival of Representations and Warranties.

(a) The representations and warranties of the parties set forth in this Agreement shall terminate and expire, and shall cease to be of any force or effect, at 5:00 P.M. (Eastern Time) on the date that is the […***…] anniversary of the Closing Date; provided, however, that the (i) representations and warranties of Seller set forth in Section 3.1 (Organization and Good Standing), Section 3.2 (Power and Authority), and Section 3.13 (No Broker’s or Finder’s Fees) shall continue in full force and effect until the sixth (6th) anniversary of the Closing Date (the representations and warranties described in this clause (i), the “Fundamental Representations”) and (ii) representations and warranties of Seller set forth in (A) Section 3.11 (Taxes) (the “Tax Representations”) shall survive the Closing until […***…] and (B) the Special Representations shall continue in full force and effect until the […***…] anniversary of the Closing Date. The covenants contained herein to the extent contemplating or requiring performance at or prior to the Closing shall survive the Closing and terminate and expire, and shall cease to have any force or effect, at 5:00 P.M. (Eastern Time) on the date that is the […***…] anniversary of the Closing Date. The covenants contained herein which by their terms require performance after the Closing shall survive the Closing for […***…] years or for such shorter or longer fixed duration explicitly specified herein. The period of time during which a representation or warranty or covenant or agreement survives the Closing pursuant to this Section 10.1 shall be the “Survival Period.” In the event notice of any Indemnifiable Claim under this Article X shall have been given within the applicable Survival Period and such Indemnifiable Claim has not been finally resolved by the expiration of such Survival Period, the representations, warranties, covenants or agreements that are the subject of such Indemnifiable Claim shall survive, but only to the extent and until such Indemnifiable Claim is finally resolved.

(b) As used in this Article X, any reference to a representation, warranty, covenant or agreement contained in any Section of this Agreement shall include the appropriate Disclosure Schedule, including any Schedule relating to such Section.

Section 10.2. Indemnification.

(a) Subject to the limitations set forth in Sections 10.1, 10.4 and 10.5, Seller hereby agrees to hold harmless and indemnify Buyer, its directors, officers, employees, agents, any other Representatives of Buyer and their respective, successors and assigns (each hereinafter individually referred to as a “Buyer Indemnified Party”) from and against any and all Damages incurred by any Buyer Indemnified Party, based upon, attributable to, as a result of or arising from: (i) any inaccuracy in or breach or failure to be true of any of the representations or warranties made by Seller in this Agreement as of the date hereof or as of the Closing Date as if made on such date, (ii) any breach, failure or non-fulfillment of any of the covenants or agreements made by Seller in this Agreement and (iii) the Retained Liabilities (collectively, “Buyer Indemnifiable Claims”).

(b) Subject to the limitations set forth in Sections 10.1, 10.4 and 10.5, Buyer hereby agrees to hold harmless and indemnify Seller, its directors, officers, employees, agents, any other Representatives of Seller and their respective, successors and assigns (each hereinafter individually referred to as a “Seller Indemnified Party”, and together with a Buyer Indemnified Party, an “Indemnified Party”) from and against any and all Damages incurred by any Seller Indemnified Party, based upon, attributable to, as a result of or arising from: (i) any inaccuracy in or breach or failure to be true of any of the representations or warranties made by Buyer in this Agreement as of the date hereof or as of the Closing Date as if made on such date, (ii) any breach, failure or non-fulfillment of any of the covenants or agreements made by Buyer in this Agreement, (iii) Buyer’s failure to discharge and perform the Assumed Liabilities or to perform the obligations of the Acquired Contracts following the Closing, but only to the extent such failure to discharge or perform is not related to Liabilities arising prior to the Closing and (iv) any Third-Party Claims against the Platform, the Acquired Assets or the Assumed Liabilities in respect of, arising out of or relating to Buyer’s use of the Acquired Assets or operation of the Platform after the Closing (collectively, “Seller Indemnifiable Claims”, and together with the Buyer Indemnifiable Claims, the “Indemnifiable Claims”).

(c) The right to indemnification under this Article X or any other remedy based on representations, warranties, covenants and agreements in this Agreement shall not be affected by any investigation conducted at any time, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing, with respect to the accuracy or inaccuracy of, or compliance with, any such representation, warranty, covenant or agreement. The waiver of any condition based on the accuracy of any such representation or warranty, or on the performance of or compliance with any such covenant or agreements, will not affect the right to indemnification or any other remedy based on such representations, warranties, covenants and agreements.

(d) For purposes of Section 10.2(a) and Section 10.2(b) all “materiality” and “Material Adverse Effect” qualifications in the representations and warranties of the parties shall not be taken into account and shall be ignored for purposes of determining whether a representation and warranty is inaccurate, breached or fails to be true and calculating the amount of damages as a result thereof.

Section 10.3. Claim Procedure.

(a) An Indemnified Party seeking indemnity under this Article X shall give written notice (a “Claim Notice”) to the party from whom indemnification is sought (an “Indemnifying Party”) promptly upon becoming aware of the matters forming the basis of such Indemnifiable Claim, whether the Damages sought arise from matters solely between the parties or from third-party Indemnifiable Claims described in Section 10.3(d). The Claim Notice shall contain (i) a description of the matter and a good faith, if possible, estimate of the amount of the Damages (the “Claimed Amount”) incurred or reasonably expected to be incurred by the Indemnified Party, (ii) a reasonable explanation of the basis for the Claim Notice, and (iii) if, applicable, a demand for payment of those Damages.

(b) Response to Claim Notice. Other than with respect to a Third-Party Claim, within thirty (30) days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a written response (the “Response”) in which the Indemnifying Party shall either: (i) agree that the Indemnified Party is entitled to receive the entire Claimed Amount (in such an event, the Response shall be referred to as a “Confirmatory Notice”) and Seller shall cause the Claimed Amount to be paid in accordance with the provisions of Section 10.6(a) or (ii) dispute that the Indemnified Party is entitled to receive all or a portion of the Claimed Amount (in such an event, the Response shall be referred to as an “Objection Notice”). If the Indemnifying Party fails to deliver a written response in the required thirty (30) day period, the Indemnifying Party shall be deemed to have delivered a Confirmatory Notice.

(c) Contested Claims. If the Indemnifying Party disputes, or is deemed to dispute, its obligation to pay any portion of the Claimed Amount pursuant to an Objection Notice, Buyer and Seller shall attempt in good faith to reach an agreement as to the disputed matter. If Buyer and Seller shall have failed to resolve such disputed matter within thirty (30) days from the Indemnifying Party’s receipt of the Objection Notice (the “Dispute Period”), then such outstanding dispute shall be determined by a Legal Proceeding and otherwise conducted in accordance with Section 11.10 of this Agreement.

(d) Third-Party Claims.

(i) If an Indemnified Party receives notice or otherwise learns of the assertion by a Person other than an Indemnified Party of any Indemnifiable Claim with respect to which the Indemnifying Party may be obligated to provide indemnification under this Article X (other than any Tax Claim, which shall be governed by Section 10.3(e)) (a “Third-Party Claim”), the Indemnified Party shall give a Claim Notice to the Indemnifying Party within ten (10) days thereafter; provided, however, that the failure on the part of the Indemnified Party to so notify the Indemnifying Party shall not release, waive or otherwise affect the Indemnifying Party’s obligations with respect to any Liability hereunder except to the extent such failure shall have materially prejudiced the Indemnifying Party. Within thirty (30) days after delivery of a

Third-Party Claim Notice, the Indemnifying Party may, upon written notice to the Indemnified Party, assume control of the defense of such suit or proceeding with counsel reasonably satisfactory to the Indemnified Party, and to defend against, negotiate, settle or otherwise deal with any such Indemnifiable Claim that relates to any Damages indemnified against hereunder; provided, that the Indemnifying Party shall have acknowledged in writing to the Indemnified Party its obligation to indemnify the Indemnified Party hereunder. Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to determine or conduct the defense, compromise or settlement of such Third-Party Claim if (i) the claim for indemnification relates to or arises in connection with any criminal or drug regulatory proceeding, action, indictment, allegation or investigation, (ii) the Indemnified Party reasonably believes an adverse determination with respect to the Third-Party Claim giving rise to such claim for indemnification would be materially detrimental to or materially injure the reputation or future business prospects of the Indemnified Party or its Affiliates, (iii) such claim seeks an injunction or equitable relief against the Indemnified Party or (iv) the Indemnifying Party failed or is failing to reasonably (given the nature of such claim) and in good faith prosecute or defend such claim. If the Indemnifying Party does not so assume control of such defense (or is not so entitled by reason of the foregoing provisions), the Indemnified Party shall control such defense.

(ii) If the Indemnifying Party shall assume the defense of any Third-Party Claim, the Indemnified Party may participate with separate counsel, at his or its own expense, in the defense of such Third-Party Claim but shall not control such defense (the “Non-Controlling Party”); provided, however, that such Indemnified Party shall be entitled to participate in any such defense with separate counsel at the reasonable expense of the Indemnifying Party if (A) so requested by the Indemnifying Party to participate or (B) in the reasonable opinion of counsel to the Indemnified Party, a legal conflict of interest or potential legal conflict of interest exists between the Indemnified Party and the Indemnifying Party that would make such separate representation advisable; and provided, further, that the Indemnifying Party shall not be required to pay for the reasonable attorneys’ fees of more than one such counsel for all Indemnified Parties in connection with any Third-Party Claim. The party controlling such defense (the “Controlling Party”) shall keep the Non-Controlling Party reasonably advised of the status of such suit or proceeding and the defense thereof and shall consider in good faith recommendations made by the Non-Controlling Party with respect thereto. The Non-Controlling Party shall furnish the Controlling Party with such information as it may have with respect to such suit or proceeding (including copies of any summons, complaint or other pleading that may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise reasonably cooperate with and assist the Controlling Party in the defense of such suit or proceeding.

(iii) Notwithstanding anything to the contrary herein, neither the Indemnifying Party nor the Indemnified Party shall agree to any settlement of, the entry of any judgment arising from, or permit a default of, any such suit or proceeding without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that the consent of the Indemnified Party shall not be required if the Indemnifying Party agrees to pay any amounts payable pursuant to such settlement or judgment, no relief other than monetary relief is imposed, and such settlement or judgment includes a complete and unqualified release of the Indemnified Party with respect to the Indemnifiable Claim.

(e) Tax Contests.

(i) If, following the Closing Date, Buyer receives from any Taxing Authority written notice of any Tax Contest with respect to which Seller may be obligated to provide indemnification under this Article X (a “Tax Claim”), Buyer shall promptly provide a copy of such notice to Seller; provided, however, that no delay or deficiency on the part of Buyer in so notifying Seller shall relieve Seller of any Liability or obligation hereunder except to the extent Seller can demonstrate actual Liability and prejudice as a result of such delay or deficiency.

(ii) Seller shall have the right, at Seller’s expense, to control, manage and be responsible for, and to contest any Tax Claim; provided, that Seller shall have acknowledged in writing to Buyer its obligation to indemnify Buyer for such Tax Claim. Seller shall (i) keep Buyer informed of the progress of all such Tax Claims, (ii) shall provide copies of all written communications with any Taxing Authority related to such Tax Claims and (iii) not settle or compromise such Tax Claims without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed).

(f) Subrogation. To the extent that the Indemnifying Party makes or is required to make any indemnification payment to the Indemnified Party, the Indemnifying Party shall be entitled to exercise, and shall be subrogated to, any rights and remedies (including rights of indemnity, rights of contribution and other rights of recovery) that the Indemnified Party or any of the Indemnified Party’s Affiliates may have against any other Person with respect to any Damages to which such indemnification payment is directly related, so long as the Indemnified Party is not adversely affected thereby.

(g) Mitigation. Each Indemnified Party shall use commercially reasonable efforts to mitigate any Damages from an Indemnifiable Claim for which such Indemnified Party intends to seek indemnification under this Article X (other than Indemnifiable Claims in respect of Taxes). If an Indemnified Party mitigates its Damages after the Indemnifying Party has paid the Indemnified Party under any indemnification provision of this Agreement in respect of such Damages, the Indemnified Party must notify the Indemnifying Party and pay to the Indemnifying Party the value of the benefit to the Indemnified Party of that mitigation within ten (10) Business Days after the benefit is received.

Section 10.4. Limitations on Indemnification.

The rights of an Indemnified Party to indemnification under this Article X are subject to the following:

(a) A Seller Indemnifying Party shall not have any indemnification obligations pursuant to Section 10.2(a)(i) (other than with respect to Damages related to or arising out of breaches of Fundamental Representations, Tax Representations or Special Representations) unless the aggregate amount of Damages based upon, attributable to or resulting from the failure of any of the representations and warranties (other than the Fundamental Representations, Tax Representations or Special Representations) to be true and correct exceeds $[…***…] (the “Deductible”) and, in such event, the Indemnifying Party shall be required to pay the amount of Damages arising out of or relating to such matters in excess of the Deductible. No Damages shall be included in determining whether the Deductible has been reached unless a notice seeking indemnification for such Damages has been given by the Buyer Indemnified Party to the Indemnifying Party in accordance with Section 10.3.

(b) Excluding any Damages arising out of or resulting from Fraud, willful misconduct or gross negligence in accordance with Section 10.5, in no event shall Seller, in the aggregate, be liable for any Damages as to any Buyer Indemnifiable Claim (i) pursuant to Section 10.2(a)(i) (other than with respect to the inaccuracy in or breach or failure of any of the Fundamental Representations, Tax Representations or Special Representations to be true and correct), in excess of an amount equal to the sum of (x) the Escrow Amount, (y) the aggregate Milestone Payments that have been paid to Seller, and (z) the aggregate Milestone Payments to which Seller otherwise is entitled but have not yet been paid, and (ii) pursuant to Section 10.2(a)(i) with respect to the inaccuracy in or breach or failure of any of the Fundamental Representations, Tax Representations or Special Representations to be true and correct, in excess of an amount equal to the sum of (x) the Closing Payment, (y) the aggregate Milestone Payments that have been paid to Seller, and (z) the aggregate Milestone Payments to which Seller otherwise is entitled but have not yet been paid.

(c) Notwithstanding anything to the contrary contained herein, no Indemnifying Party shall be liable to or otherwise responsible to any Indemnified Party for any Damages relating to any matter to the extent that the Indemnified Party has otherwise been compensated for such matter pursuant to a separate indemnity claim for a breach of one or more other representations, warranties, covenants or agreements giving rise to the same or duplicative damages.

Section 10.5. Exclusive Remedy.

From and after the Closing, Section 10.2 will provide the exclusive remedy for any misrepresentation, breach of warranty, covenant or other agreement or other claim arising out of this Agreement or the Contemplated Transactions, except for (a) actions for specific performance or other equitable remedies as may be required to enforce post-Closing covenants hereunder and (b) Damages arising out of or resulting from Fraud, willful misconduct or gross negligence.

Section 10.6. Payment; Release of Escrow.

(a) Order of Satisfaction.

(i) All indemnification payments required to be made pursuant to Section 10.2 by Seller shall, as promptly as practicable (but no later than the third (3rd) Business Day) following receipt of the Confirmatory Notice or final determination of the amount of Damages for such Seller Indemnifiable Claim, be first satisfied from (A) the Escrow Fund, to the extent of available funds on deposit in the Escrow Account pursuant to the terms of the Escrow Agreement, and then (B) Seller, to the extent the Escrow Fund has been depleted, insufficient or distributed and finally, if applicable, (C) any unpaid Milestone Payment to which Seller is or may be entitled. In the event that the aggregate amount of Damages pursuant to Section 10.2 that may be recovered under this Agreement exceeds the Escrow Amount, Seller shall pay the excess amount of such Damages by wire transfer of immediately available funds to an account or accounts designated by Buyer. […***…]

(ii) All indemnification payments required to be made pursuant to this Agreement by Buyer shall, as promptly as practicable (but no later than the third (3rd) Business Day) following receipt of the Confirmatory Notice or final determination of the amount of Damages for such Buyer Indemnifiable Claim, be paid by Buyer by wire transfer of immediately available funds to an account or accounts designated by Seller.

(b) Amounts paid in respect of indemnification obligations of the parties shall be treated as an adjustment to the Purchase Price.

(c) Upon the completion of the Escrow Period, the Escrow Fund shall be released to Seller; provided, that if on the completion of the Escrow Period there are Indemnifiable Claims pursuant to this Article X that were asserted prior to the completion of the Escrow Period, but that are not yet resolved (the “Unresolved Claims”), then the Escrow Funds to be released shall be reduced by an amount up to the total amount of Unresolved Claims until such Unresolved Claims are resolved, at which time the amount retained in the Escrow Account in respect of the Unresolved Claims (to the extent not utilized to pay the Indemnified Parties for any such Indemnifiable Claims resolved in favor of the Indemnified Parties) shall be released to Seller.

ARTICLE XI
GENERAL PROVISIONS

Section 11.1. Expenses.

Except as otherwise set forth in this Agreement, each party will bear its respective expenses incurred in connection with the preparation, execution, and performance of the Transaction Agreements and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants.

Section 11.2. Notices.

All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, (b) solely with respect to notice to Seller, if by email, if such transmission occurs on a Business Day before 5:00 p.m. local time of the recipient, or the next succeeding Business Day if such transmission occurs at any time thereafter (so long as, in the case of email, the sender has not received machine-generated notice of unsuccessful transmission other than as a result of actions taken by or on behalf of the recipient), provided, however, for the avoidance of doubt, email notice shall not be deemed received if provided to Buyer, (c) on the first (1st) Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (d) on the earlier of confirmed receipt or the fifth (5th) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to Seller or Sub:

c/o Organovo Holdings, Inc.

11555 Sorrento Valley Road, Suite 100

San Diego, CA 92121
Attention: Keith Murphy

Email: […***…]

with copies (which shall not constitute notice) to:

Paul Hastings LLP
1117 S. California Avenue

Palo Alto, California 94304-1106
Attention: Samantha Eldredge; Jeff Hartlin

Email: samanthaeldredge@paulhastings.com; jeffhartlin@paulhastings.com

If to Buyer:

Eli Lilly and Company

Lilly Corporate Center
Indianapolis, IN 46285
Attention: General Counsel

with a copy (which shall not constitute notice) to:

Weil Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

Attention: Matthew Gilroy

Email: matthew.gilroy@weil.com

Section 11.3. Waiver.

No waiver hereunder shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. Except as otherwise provided herein, no action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The parties’ rights and remedies are cumulative and not alternative. A party’s failure or delay in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will not operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege.

Section 11.4. Confidentiality Obligations.

(a) From and after the Closing, (i) Seller shall, and shall cause its and its Affiliates’ Employees, Representatives, advisors, consultants to, keep confidential and not publish or otherwise disclose or use for any purpose, any confidential or proprietary information, including without limitation, data, compositions of matter and other chemical or biological materials, inventions, ideas and technology relating to the Platform, and (ii) Buyer shall, and shall cause its and its Affiliates’ employees, representatives, advisors, consultants to, keep confidential and not publish or otherwise disclose or use for any purpose, any confidential or proprietary information of Seller, including with respect to the Retained Assets, any Licensed Intellectual Property pursuant to Section 9.1 or Retained Liabilities (clauses (i) and (ii), the “Confidential Information”).

(b) Confidential Information shall not include information that: (i) was generally available to the public or otherwise part of the public domain at the time of the Closing or (ii) becomes generally available to the public or otherwise part of the public domain after the Closing and other than through any act or omission of the recipient or any Person to whom such recipient has disclosed such Confidential Information, in each case, in breach of this Agreement. Notwithstanding the foregoing, this Section 11.4 shall not prohibit the disclosure of Confidential Information by a party (A) as required by applicable Law, provided that such party notifies the other party in writing of such requirement and anticipated disclosure as far in advance of such disclosure as is practicable; (B) to any Person in connection with any action to the extent reasonably necessary to enforce any right or remedy relating to this Agreement or the other documents, agreements or certificates delivered pursuant hereto or referenced herein or the transactions contemplated pursuant to this Agreement; provided, that such Person is subject to the confidentiality obligations herein with respect thereto; (C) to a legal, financial or tax advisor who has a need to know such information for the purpose of providing advice or services to a party, and who is bound by a fiduciary, contractual or other legal obligation not to disclose such information.

(c) In the event a party breaches the confidentiality obligations set forth in this Section 11.4, the non-breaching party shall be entitled to seek, in addition to any other right or remedy they may have at Law or in equity, a temporary injunction, without the posting of any bond or other security, enjoining or restraining such breaching party from any violation or threatened violation of this Section 11.4.

(d) Notwithstanding the foregoing, Buyer may develop and commercialize the Acquired Assets without restrictions on Buyer with respect to Confidential Information for the Acquired Assets, Acquired Intellectual Property, Acquired Know-How, Acquired Permits, Acquired Contracts and Acquired Liabilities.

Section 11.5. Entire Agreement and Amendments.

This Agreement (including the Schedules and Exhibits attached hereto) supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the other Transaction Agreements and the Confidentiality Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

Section 11.6. Assignments, Successors, and No Third-Party Rights.

No party hereto may assign, delegate or otherwise transfer (whether by operation of Law, by contract, or otherwise) this Agreement or any of its rights, interests or obligations under this Agreement without the prior written consent of the other party hereto; provided, however, that, notwithstanding the foregoing, (a) Seller may, without obtaining the prior written consent of Buyer, assign, delegate, or otherwise transfer this Agreement (in whole and not in part), including all of its rights, interests and obligations hereunder to any successor or assign in connection with the sale of all or substantially all of the Company’s assets or equity interests or in connection with any merger, acquisition, consolidation and/or reorganization and (b) Buyer may, without obtaining the prior written consent of Seller, assign, delegate, or otherwise transfer its rights, interests and obligations hereunder (in whole or in part) (i) to one or more of its Affiliates; provided, that such assignment shall not relieve Buyer of its obligations hereunder and (ii) to an unaffiliated Person in connection with the license, sale, disposal or transfer (either on an isolated basis or as part of a larger transaction) of the Platform, FXR314 or any other compound derived from the Platform and related Intellectual Property to such unaffiliated Person, so long as such Person agrees in writing to be subject to the obligations of Buyer under Section 2.6 hereof; provided, that such assignment shall not relieve Buyer of its financial obligations in respect of Milestone Payments set forth in Section 2.6 unless such unaffiliated Person is a Qualified Purchaser, in which case Buyer shall be relieved of all of its obligations under Section 2.6 hereof. Except as specifically set forth in the preceding sentence, no assignment, delegation or transfer of a party’s rights, interests or obligations under this Agreement permitted pursuant to this Section 11.6 shall relieve that assigning party of its obligations hereunder. This Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties and their successors and permitted assigns.

Section 11.7. Severability.

If any provision of this Agreement is held invalid, illegal or unenforceable by any court of competent jurisdiction under the applicable Law of any jurisdiction, the other provisions of this Agreement will remain in full force and effect and such invalid, illegal or unenforceable provision shall not affect the validity or enforceability of any other provision of this Agreement. Any provision of this Agreement held invalid, illegal or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid, illegal or unenforceable.

Section 11.8. Section Headings.

The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation of any provision of this Agreement. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement.

Section 11.9. Governing Law.

The provisions of this Agreement, each other Transaction Agreement and any other document or instrument delivered pursuant hereto or thereto, their negotiation, execution, performance or nonperformance, interpretation, termination, construction and all matters based upon, arising out of or in connection with any of the foregoing (whether arising in contract, equity, tort, law or otherwise), including the construction and interpretation thereof and the legal relations between the parties hereto, shall be governed by the laws of the State of Delaware applicable to contracts executed and performed solely in such state without regard to the location of physical assets or to conflicts of laws principles.

Section 11.10. Waiver of Jury Trial.

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 11.10. THIS WAIVER MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 11.10 AND EXECUTED BY EACH OF THE PARTIES HERETO.

Section 11.11. Submission to Jurisdiction.

Any dispute, controversy, or claim arising out of or in relation to this Agreement, the Transaction Agreements and the Contemplated Transactions, including regarding the validity, invalidity, breach, or termination thereof, shall be brought and determined only in any State or federal court in the State of Delaware, and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or in relation to this Agreement, the Transaction Agreements and the Contemplated Transactions. Each of the parties agrees not to commence any Legal Proceeding relating thereto except in the courts described above in Delaware, other than Legal Proceedings in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement, the Transaction Agreements or the Contemplated Transactions, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the Legal Proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such Legal Proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 11.12. Specific Performance.

The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties agree that, in addition to any other remedies and subject to the provisions of Section 11.11, each party shall be entitled to enforce specifically the terms, and prevent breaches, of this Agreement by seeking an injunction, a decree of specific performance or other equitable relief without the necessity of proving the inadequacy of money damages as a remedy. The parties agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by the other party, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the applicable party under this Agreement. Each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy. Each party further agrees that the only permitted objection that it may raise in response to any action for equitable relief is that it contests the existence of a breach or threatened breach of this Agreement.

Section 11.13. Disclosure Schedule.

The Disclosure Schedule is arranged in sections corresponding to the sections contained in this Agreement and any reference in this Agreement to items “set forth in Schedule” or “Schedule contains” or words of similar effect will be deemed to mean the section or subsection of the Disclosure Schedule corresponding to the section or subsection of this Agreement where such reference appears. The disclosures in any section or subsection of the Disclosure Schedule will qualify other sections or subsections in this Agreement if it is reasonably apparent on its face that such disclosure is applicable to such other sections and subsections (without reference to any document(s) disclosed therein or further inquiry that such disclosure would qualify other sections or subsections). No reference to or disclosure of any item or other matter in the Disclosure Schedule shall be construed as an admission or indication that such item or other matter is material (nor shall it establish a standard of materiality for any purpose whatsoever) or that such item or other matter is required to be referred to or disclosed in the Disclosure Schedule. The information set forth in the Disclosure Schedule is disclosed solely for the purposes of this Agreement, and no information set forth therein shall be deemed to be an admission by Seller to any third-party of any matter whatsoever, including any violation of Law or breach of any Contract. The Disclosure Schedule and the information and disclosures contained therein are intended only to qualify and limit the representations, warranties and covenants of Seller contained in this Agreement. Nothing in the Disclosure Schedule is intended to broaden the scope of any representation or warranty contained in this Agreement or create any covenant. Matters reflected in the Disclosure Schedule are not necessarily limited to matters required by the Agreement to be reflected in the Disclosure Schedule. Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature.

Section 11.14. Remedies.

All remedies, either under this Agreement or by Law or otherwise afforded to the parties hereunder, shall be cumulative and not alternative, and any Person having any rights under any provision of this Agreement will be entitled to enforce such rights specifically, to recover damages by reason of any breach of this Agreement and to exercise all other rights granted by Law, equity or otherwise, subject to and in accordance with Section 11.9 and Section 11.11.

Section 11.15. Reliance on Counsel and Other Advisors.

Each party has consulted such legal, financial, technical or other expert as it deems necessary or desirable before entering into this Agreement. Each party represents and warrants that it has read, knows, understands and agrees with the terms and conditions of this Agreement.

Section 11.16. Legal Representation of the Parties.

This Agreement was negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation hereof or to any other Transaction Agreement.

Section 11.17. Counterparts and Delivery.

This Agreement may be executed in two (2) or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. Any signed counterpart of this Agreement may be delivered by facsimile or other form of electronic transmission (e.g., .pdf), with the same legal force and effect as delivery of an originally signed agreement.

(Signature page follows)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

ORGANOVO HOLDINGS, INC.

By:	/s/ Keith Murphy
Name: Keith Murphy
Title: Executive Chairman

ELI LILLY AND COMPANY

By:	/s/ Mark Genovese
Name: Mark Genovese, M.D.
Title: Senior Vice President, Immunology Development

ORGANOVO, INC., solely for purposes of Sections 2.5 and 2.6 and Article XI

By:	/s/ Keith Murphy
Name: Keith Murphy
Title: President

[Signature Page to Asset Purchase Agreement]

ANNEX A

Milestones

Milestone	Milestone Payment ($USD)	Deadline
Dosing of the first patient of FXR314 (or any other compound derived from the Platform) in a Phase 2 Clinical Trial for ulcerative colitis or Crohn’s Disease	$[…***…]	Milestone Expiration Date
Dosing of the first patient of FXR314 (or any other compound derived from the Platform) in a Phase 3 Clinical Trial for any indication (“Phase 3 Milestone”)	$[…***…]	Milestone Expiration Date
Receipt of first FDA Approval Letter for a New Drug Application for FXR314 (or any other compound derived from the Platform) for any indication (“FDA Approval”)	$[…***…]	Milestone Expiration Date
Receipt of first approval of a Marketing Authorization outside the United States for FXR314 (or any other compound derived from the Platform) for any indication	$[…***…]	Milestone Expiration Date
TOTAL	$50,000,000

Defined Terms

Capitalized terms not otherwise defined in this Annex A shall have the meanings set forth in Section 1.1 of the Agreement.

“Approval Letter” means a written communication to an applicant from FDA approving a New Drug Application.

“Marketing Authorization” means, collectively, all approvals from the applicable Governmental Authority (including any Pricing and Reimbursement Approval or access approvals) necessary to initiate marketing and selling of FXR314 or other compound derived from the Platform in any country or jurisdiction.

“New Drug Application” means the application described under 21 CFR Part 314 (including all amendments and supplements to the application) submitted under section 505(b) of the Federal Food, Drug, and Cosmetic Act.

“Phase 2 Clinical Trial” means the controlled clinical studies conducted to evaluate the effectiveness of the drug for a particular indication or indications in patients with the disease or condition under study and to determine the common short-term side effects and risks associated with the drug, as set forth at 21 CFR 312.21(b).

“Phase 3 Clinical Trial” means expanded controlled and uncontrolled trials, as set forth at 21 CFR 312.21(c).

“Pricing and Reimbursement Approval” means, with respect to the Platform, the approval, agreement, determination or decision of any Governmental Authority establishing the price or level of reimbursement for FXR314 or other compound derived from the Platform, as required in a given country or jurisdiction prior to sale of FXR314 or other compound derived from the Platform in such country or jurisdiction.